AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 27, 1999
                                                      REGISTRATION NO. 333-39203
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 AMENDMENT NO. 3
                           -------------------------

                             MARINE BANCSHARES, INC.
                 (Name of Small Business Issuer in its Charter)
                           -------------------------

         FLORIDA                               6712                           65-0729764
(State or Other Jurisdiction of     (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)      Classification Code Number)        Identification Number)

     VANDERBILT BEACH ROAD                              VANDERBILT BEACH ROAD
   AND AIRPORT PULLING ROAD                            AND AIRPORT PULLING ROAD
    NAPLES, FLORIDA 34109                                NAPLES, FLORIDA 34109
       (941) 434-0441
(Address and telephone number of       (Address of principal place of business
  principal executive offices)         or intended principal place of business)

                                RICHARD E. HORNE
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      501 GOODLETTE ROAD NORTH, SUITE D-12
                              NAPLES, FLORIDA 34102
                                  (941)434-0441
            (Name, address and telephone number of agent for service)

                           -------------------------
                                   COPIES TO:

    ROBERT C. SCHWARTZ, ESQ.                        RICHARD A. DENMON, ESQ.
 SMITH, GAMBRELL & RUSSELL, LLP         CARLTON, FIELDS, WARD, EMMANUEL, SMITH &
      PROMENADE II, SUITE 3100                          CUTLER, P.A.
    1230 PEACHTREE STREET, N.E.                      ONE HARBOUR PLACE
   ATLANTA, GEORGIA 30309-3592               777 SOUTH HARBOUR ISLAND BOULEVARD
                                                      TAMPA, FLORIDA 33602
                           -------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                           -------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such State.



                 SUBJECT TO COMPLETION, DATED JANUARY 27, 1999
P R O S P E C T U S

                                    1,150,000
                                     [LOGO]


      (A PROPOSED BANK HOLDING COMPANY FOR MARINE NATIONAL BANK OF NAPLES)

                                  COMMON SHARES

         All of the common shares, par value $.01 per share (the "Common Shares"), are offered hereby by Marine Bancshares, Inc. (the "Company"), a Florida corporation and proposed bank holding company organized primarily to own and hold all of the common stock of Marine National Bank of Naples, a national bank (in organization) to be located in Naples, Florida (the "Bank"). Neither the Company nor the Bank has ever conducted any active business operations other than matters related to their initial organization and the raising of capital. The commencement of such operations is contingent upon receipt of various regulatory approvals by federal agencies. See "Business." Prior to this offering (the "Offering") there has been no public trading market for the Common Shares. The offering price set forth below was determined by negotiations between the Company and the Underwriter. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. Ashtin Kelly & Co. (the "Underwriter") has advised the Company that it anticipates making a market in the Common Shares following completion of the Offering. The Company expects that quotations for the Common Shares will be reported on the OTC Bulletin Board under the symbol "MNBK." Unless otherwise waived by the Company, Common Shares will be sold only in minimum lots of 250 shares ($2,500) and any one investor (together with the investor's affiliates) will be permitted to purchase a maximum of 57,500 Common Shares ($575,000).

         THESE ARE SPECULATIVE SECURITIES. AN INVESTMENT IN THE COMMON SHARES OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON SHARES OFFERED HEREBY.

  THE COMMON SHARES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER
       OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                    GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
            EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION,
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

---------------------------------------------------------------------------------------------------------------------------
                                                                  UNDERWRITING DISCOUNTS
                                               PRICE TO PUBLIC     AND COMMISSIONS(1)(2)             PROCEEDS TO COMPANY(3)
---------------------------------------------------------------------------------------------------------------------------
Per Share..................................        $10.00                 $0.28                             $ 9.72
---------------------------------------------------------------------------------------------------------------------------
Total(4)...................................      $11,500,000            $322,500                          $11,177,500
---------------------------------------------------------------------------------------------------------------------------

(1) The underwriting discounts and commissions shall be $0.39 per share for 500,000 Common Shares and $0.85 for each remaining share (however, no underwriting discounts or commissions will be assessed with respect to sales of 500,000 Common Shares to certain investors identified by the Company to the Underwriter.) In addition, the Company has agreed to pay a non-accountable expense allowance to the Underwriter of $45,000 (and, to the extent that the over-allotment option is exercised, an additional 3% of the gross proceeds received from the sale of Common Shares pursuant to such exercise). See "Underwriting".
(2) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting a non-accountable expense allowance of $45,000 to be paid to the Underwriter, and other offering expenses payable by the Company estimated at $250,000, which amount does not include certain organization and other operating expenses which were $776,608 as of September 30, 1998, and which will continue to be incurred until the Bank commences operations.
(4) The Company has granted the Underwriter a 30-day option to purchase up to 172,500 additional Common Shares on the same terms and conditions set forth above to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to Company will be $13,225,000, $469,125 and $12,755,875, respectively. See "Underwriting."
                           -------------------------

     The Common Shares are offered by the Underwriter subject to prior sale, when, as and if delivered to and accepted by the Underwriter. The Underwriter reserves the right to withdraw, cancel, or modify this Offering without notice and to reject any orders in whole or in part. It is expected that delivery of the certificates representing the Common Shares will be made against payment therefor on or about February __, 1999 through the Depository Trust Company or at the offices of Ashtin Kelly & Co., Naples, Florida.

                               ASHTIN KELLY & CO.


                THE DATE OF THIS PROSPECTUS IS JANUARY __, 1999.

                                  [INSERT MAP]
                           -------------------------
     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES, INCLUDING OVER-ALLOTTING COMMON SHARES, STABILIZING TRANSACTIONS, SYNDICATE SHORT-COVERING TRANSACTIONS, AND PENALTY BIDS. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME WITHOUT NOTICE. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                           -------------------------
                              AVAILABLE INFORMATION

         The Company has filed a Registration Statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Shares offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the Company and to the Common Shares offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof, copies of which may be inspected, without charge, at the Public Reference Section of the Commission maintained by the Commission at its principal office located at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's following regional offices: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York, 10048; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission at its Washington, D.C. address upon payment of prescribed fees. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. Copies of the Registration Statement and its exhibits and schedules are also available at the Commission's World Wide Web site.


         Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete and represent summaries of such documents. All material elements of such documents are disclosed in the Prospectus. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each statement regarding such document shall be deemed qualified in its entirety by such reference.

         The Company intends to furnish its shareholders with annual reports containing financial statements audited by independent public accountants and with quarterly reports containing unaudited financial information for each of the three quarters of each fiscal year. In addition, the Company will be required, under Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to file annual and quarterly reports to the Commission. Copies of such reports will be made available to the Company's shareholders.

                               PROSPECTUS SUMMARY

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT REQUIRES OTHERWISE, REFERENCES IN THIS PROSPECTUS TO THE COMPANY INCLUDE THE BANK. EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITER'S OVER-ALLOTMENT OPTION.


THE COMPANY AND THE BANK

         Marine Bancshares, Inc. (the "Company") was incorporated under the laws of the State of Florida on January 23, 1997, primarily to serve as a bank holding company for Marine National Bank of Naples, a national bank (in organization) (the "Bank"). Neither the Company nor the Bank has commenced any active business operations, and neither will do so unless and until the requisite regulatory approvals have been obtained. The Company intends to use the net proceeds from the Offering to purchase all of the capital stock of the Bank, to repay notes issued in connection with funds borrowed to finance organizational expenses, and for other general corporate purposes. The Company and the Bank have filed applications with all necessary bank regulatory agencies. On December 16, 1998, the Office of the Comptroller of the Currency (the "OCC") approved the Bank's charter application, subject to certain terms and conditions specified in such approval (the "OCC Preliminary Approval"). Although no assurances can be given, the Company expects to satisfy all conditions for organizing the Bank and to open the Bank for business during the second quarter of 1999, or as soon thereafter as practicable. The Bank intends to offer a full range of commercial and consumer banking services in the western portion of Collier County, Florida (including the cities of Naples and Marco Island). The Bank expects to incur a substantial loss in its initial years of operations.


         The Bank is being formed by local business persons who have identified the need for a consumer-oriented independent community bank in Collier County, Florida to serve its growing population and expanding business base. In recent years, the banking industry in Collier County has experienced substantial consolidation, and large bank holding companies, headquartered outside of southwest Florida, have acquired a significant number of financial institutions that were previously locally-owned and managed. As a result, the Company believes that there has been a decline in the level of personal customer service. It is the Company's belief that the large banking institutions located in this area are inflexible, slow in their decision-making processes, and are not currently meeting the banking needs of individuals and small- to medium-sized businesses. The Company believes that, as a result of this industry consolidation, there is an opportunity to build a profitable banking business through the establishment of a local banking institution operated by local business persons and by experienced banking personnel who are familiar with the community and are dedicated to providing fast, efficient, and personalized service to the market area. The Boards of Directors of the Company and Bank are comprised of local business persons who will actively promote the Bank in the community. The Bank will be one of only four locally-managed community banks with its main office located in western Collier County.

         The Bank will engage in a general commercial and retail banking business and, as part of its regular business operations, anticipates offering a full compliment of loans, including commercial, consumer, and real estate loans. While the Bank anticipates that its lending activities will include residential real estate and consumer loans, it expects to focus its efforts on lending relationships with small to medium-sized businesses. The Company's primary initial focus will be the development of the Bank's business from a single office location. As warranted, the Company will consider diversifying its activities over time to include additional services, banking locations, and acquisitions. See "Risk Factors -- Lending Risks."

STRATEGY

         The Bank's strategy is to attain market share by attracting customers through a superior level of prompt and personalized banking service. The consumer-oriented community banking focus of the Bank will provide customers with locally-based decision makers who are familiar with their customers, their business environment, and competitive demands, who are able to quickly evaluate and respond to loan applications, and who have the ability to craft personalized banking solutions to the customer's needs without extensive bureaucratic delays.

     Businesses will be solicited through the personal efforts of the Bank's directors and officers. Management believes that a locally-based independent bank is often perceived by the local business community as possessing a clearer understanding of local commerce and its needs. Consequently, the Company expects that the Bank will be able to make prudent lending decisions quickly and more equitably than its competitors without compromising asset quality or the Bank's profitability. In addition, in order to broaden the Bank's deposit base, management intends to offer to commercial customers certain amenities, including the use of a courier service to provide pick-up and delivery for daily deposits and special banking service packages for employees. The Bank also intends to offer senior citizens packages on an affordable basis to the large number of retired persons in the Bank's PSA.

         As a new financial institution, the Bank will employ current technology in the conduct of its banking activities. The Bank intends to remain at the forefront of technology, while minimizing the costs of its delivery, by using third-party providers. The Bank's personal but high-tech approach is expected to appeal to the business community and to younger customers seeking the convenience of high tech and electronic banking. See "Business -- Business Strategy."


PREMISES AND BANK MARKET AREA

         The Company and the Bank currently maintain temporary offices located at 501 Goodlette Road North, Suite D-12, Naples, Florida 34102, and their telephone number at that address is (941) 434-0441. The Company has entered into an agreement with a non-affiliated third party to lease a 7,500 square foot office facility to be located at the northwest intersection of Vanderbilt Beach Road and Airport Pulling Road in Naples, Florida. This facility, which is expected to be available for occupancy during the second quarter of 1999, is conveniently located for the majority of the residents of western Collier County.


         The Bank's proposed primary service area ("PSA") is western Collier County (including Naples and Marco Island). This area has experienced substantial growth during recent years. According to the Enterprise Florida, Inc. Department of Research, between 1980 and 1990, the population of Collier County almost doubled. The estimated year-round population of Collier County in 1998 is 203,000 and, by the year 2015, it is projected that the population will be 315,900. The population of Collier County rises by approximately one-third during the winter season (November - April) each year because of the return of seasonal residents. Collier County's economic base is built primarily on services, retail trade, agriculture, tourism, government and construction. According to 1995 statistics, the median family income in Collier County was $48,800 and the average household effective buying income was $55,928, the highest in the State of Florida. In 1995, the median age in Collier County was
42.5 years. The Company believes that it will be situated to take advantage of the expected economic and demographic growth in the Bank's PSA.

MANAGEMENT

         In the opinion of the Company, the directors and officers of the Company are (with the exception of Mr. Richard E. Horne, who relocated to Naples in September, 1998) recognized and established individuals in the local community. As a group, they believe that they have significant banking and business experience with many close, long-term ties to the Naples area. Richard
E. Horne, the President and Chief Executive Officer of the Company and the proposed President and Chief Executive Officer of the Bank, has a total of 24 years of experience in the financial services industry. Most recently, Mr. Horne served as Executive Vice President and Chief Lending Officer with Trustmark National Bank, of Jackson, Mississippi, which as of December 31, 1997, had total assets of approximately $5.5 billion.

         In the opinion of the Company, the directors of the Company represent a wide range of business, banking, and investment knowledge in the Naples area. William J. Ryan is the former President and Chief Executive Officer of Palmer Wireless, Inc., a Fort Myers, Florida communications technology company, the common stock of which is listed on Nasdaq. Mr. Ryan has 15 years of experience as a bank director and has served in such capacity with C&S Bank, Fort Myers, Florida, Norwest Bank, Des Moines, Iowa, and First National Bank, Naples, Florida. Pierce

T. Neese is the current Chairman and Chief Executive Officer of Etowah Bank in Canton, Georgia, with over 40 years experience in community banking. Earl G. Hodges is a licensed mortician and consultant to Hodges Funeral Chapel, a company that he founded in Naples in 1962. Mr. Hodges has served as Chairman of the Board of Marine Savings and Loan Association, Naples and as an Advisory Board member of First Florida Bank, N.A., Collier County. William L. McDaniel, Jr. is President of The Realty Company and a licensed real estate broker in Naples. Donald W. Ketterhagen is a practicing physician in Naples.

         The Company's directors believe that their long-standing ties to the community, and their personal familiarity with potential customers in the Bank's PSA will enable them to successfully pursue business opportunities for the Bank. The directors likewise believe that their personal involvement in the business and community affairs of the Naples area will be attractive to other individual and business bank customers seeking to do business with a locally-owned and managed bank.



         The directors and members of management of the Company and the Bank currently intend to purchase, in the aggregate, approximately 194,000 Common Shares in the Offering. In addition, such individuals will receive warrants to purchase additional Common Shares at a ratio of 0.65 warrant for each Common Share purchased in the Offering. See "Description of Capital Stock -- Organizers' Warrants." Upon the closing of the Offering, the Company also intends to repurchase from Mr. Horne the 100 Common Shares issued to him to facilitate the organization of the Company at the aggregate issue price of $100.



FAILURE TO COMMENCE OPERATIONS

         As a result of organizational expenses, the Company has an accumulated deficit as of September 30, 1998 of $776,608. Subsequent to the Offering, events may occur which could delay or prevent the Bank from commencing business, resulting in an increase in the Company's accumulated deficit as operating expenses continue to be incurred. The proceeds of the Offering may be subject to claims of creditors of the Bank and the Company, including the holders of notes relating to the Company's organizational loans. Since the Company may use such proceeds to repay the organizational loans, if banking operations are not commenced and a liquidation of the Company were to occur, investors would likely realize substantially less than the $10 per share public offering price.
See "Risk Factors -- Failure to Commence Operations."

COMPETITION

         The banking business in Collier County is highly competitive, and the Bank expects to encounter strong competition both in making loans and attracting deposits. Also, newly effective federal laws now permit nationwide banking and branching, which may result in increased competition. Management proposes to meet this competition by providing its customers with highly professional, personalized attention, by responding in a timely manner to product and service requests and by exhibiting an active interest in the customers' business and personal financial needs. See "Risk Factors -- Competition" and "Business -- Competition."

                                  THE OFFERING


Securities Offered..................   1,150,000 Common Shares, $.01 par value,
                                       of the Company(1)

Minimum Purchase....................   250 shares ($2,500)

Maximum Purchase....................   57,500 shares ($575,000)

Common Shares to be outstanding
after the Offering..................   1,150,000 shares(1)(2)


Estimated Net Proceeds..............   $11,177,500 (1)(3)


Use of Proceeds by Company..........   The Company will invest $9 million of
                                       the estimated net proceeds in the Bank
                                       to provide the Bank's initial
                                       capitalization by purchasing all of the
                                       Bank's capital stock. Additionally, a
                                       total of approximately $1,020,500 of the net proceeds of the Offering will be used by the Company to repay (i) the principal and accrued interest on a bank line of credit, (ii) the principal, fees, and accrued interest on certain organizational loans, and (iii) certain advances from directors of the Company.
                                       The Company will use $100 of the
                                       net proceeds to redeem the 100 Common
                                       Shares issued to facilitate the Company's organization. After satisfaction of certain additional liabilities of the
                                       Company, the remaining net proceeds of
                                       approximately $828,500 will initially be invested by the Company in investment grade securities and held by the Company as working capital for general corporate purposes and to pay operating expenses.
                                       These funds will also be available for
                                       possible future capital contributions to the Bank, to finance possible acquisitions of other financial institutions or to fund expansion into other lines of business closely related to banking. See "Use of Proceeds."



Use of Proceeds by Bank............... The Bank will use approximately $150,000 of the $9 million received from the sale of its capital stock to the Company to pay a portion of the cost to build-out the leased premises, which will serve as its main office, approximately $321,800 to purchase furniture, fixtures, equipment, and other necessary assets for the Bank's operations and approximately $95,000 to repay money borrowed from the Company for the Bank's organizing expenses. It is currently anticipated that the balance of the net proceeds received by the Bank, expected to be approximately $8,433,200, will be used to fund loans and other investments and for the payment of operating expenses.


     Risk Factors....................  An investment in the Common Shares is highly speculative, involves a high
                                       degree of risk, and should be considered only by those who can afford the loss of their entire investment. Such factors include, among other things, the need to obtain regulatory approvals, the lack of operating history, the inability to continue as a going concern if regulatory approvals are not received, and the potential anti- takeover effect of certain provisions of the Company's Articles of Incorporation. Accordingly, prior to making an investment decision, prospective purchasers should consider all of the information set forth in this Prospectus and should evaluate the statements set forth in "Risk Factors" beginning on page 8.

-----------------------------------
(1) Assumes no exercise of over-allotment option granted to Underwriter to purchase up to 172,500 Common Shares at the initial public offering price. See "Underwriting.


(2) Does not include 126,100 Common Shares subject to Warrants to be issued to organizers upon completion of the Offering and 25,000 Common Shares subject to options to be granted to Richard E. Horne after the Offering.


(3) Before deducting a non-accountable expense allowance of $45,000 to be paid to the Underwriter and other offering expenses payable by the Company estimated at $250,000, which amount does not include certain organization and other operating expenses which were $776,608 as of September 30, 1998, and which will continue to be incurred until the Bank commences operations.

                             SUMMARY FINANCIAL DATA

                                                                    SEPTEMBER 30, 1998
                                                                 ---------------------------
                                                                  ACTUAL       AS ADJUSTED(1)
                                                                 ---------   ---------------

BALANCE SHEET DATA:

Cash and securities...........................................   $   2,799    $   9,992,053

Total assets...................................................    182,765    $  10,051,892

Total liabilities...............................................   959,273                0

Shareholders' equity (deficit).................................  $(776,508)    $ 10,051,892



_____________
(1) Adjusted to reflect the application of the estimated net proceeds from the Offering. See "Use of Proceeds."

                                  RISK FACTORS

         AN INVESTMENT IN THE COMMON SHARES OFFERED HEREBY IS HIGHLY SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK, AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. THE FOLLOWING CONSTITUTE SOME OF THE POTENTIAL RISKS OF AN INVESTMENT IN THE COMMON SHARES AND SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE INVESTORS PRIOR TO PURCHASING COMMON SHARES. THE ORDER OF THE FOLLOWING IS NOT INTENDED TO BE INDICATIVE OF THE RELATIVE IMPORTANCE OF ANY DESCRIBED RISK NOR IS THE FOLLOWING INTENDED TO BE INCLUSIVE OF ALL RISKS OF INVESTMENT IN THE COMMON SHARES.

NEED TO OBTAIN REGULATORY APPROVALS

         The Company filed applications on behalf of the Bank with the OCC and with the Federal Deposit Insurance Corporation (the "FDIC") on July 27, 1998, for authority to organize as a national bank, the deposits of which will be federally insured to the extent permitted by law, and to conduct a commercial banking business in Naples, Florida. Upon the receipt of the OCC Preliminary Approval on December 16, 1998, the Company applied for approval from the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") to become the holding company of the Bank.


         The Bank will not be authorized to conduct its banking business until it receives final approvals from the OCC and the FDIC. The grant of these regulatory approvals will be subject to certain conditions, including the requirement that the Bank is adequately capitalized. The Company proposes to satisfy this requirement by using $9 million of the proceeds from the Offering to purchase all of the capital stock of the Bank. See "Use of Proceeds". While the Company currently anticipates receiving final OCC, FDIC, and Federal Reserve Board approvals during the second quarter of 1999, no assurances can be given that the required approvals will be granted in a timely manner, if at all. In consequence of start-up expenditures, the Company has, as of September 30, 1998, an accumulated deficit of $776,608. If such regulatory approvals are substantially delayed, the Company's accumulated deficit will continue to increase. If such regulatory approvals are not obtained, the Company would not be able to commence its banking activities and would probably be liquidated and dissolved. Upon liquidation, investors would likely realize a substantial loss on their investment. See "-- Failure to Commence Operations".


NEED TO REPAY DEBT


         In order to obtain funding for its start-up and organizational expenses, during 1997 the Company issued to a total of twenty-nine individuals a series of promissory notes in an aggregate principal amount of $900,000 (the "Organizational Loans"). The proceeds of certain of these Organizational Loans and a portion of the Line of Credit (defined below) were used to repay certain prior Organizational Loans, and the remaining balance of $525,000 matures on January 31, 1999. As of the date of this Prospectus, the Organizational Loans have not matured. However, the Offering is not expected to close until the first week in February 1999 and will be in technical default at that time. Since the Organizational Loans will be repaid from the proceeds of the Offering, no legal action for repayment or default is anticipated. In addition, the Company has received non-interest bearing advances of funds from various of its directors in an aggregate amount of $50,000 (the "Advances"), and has obtained two revolving lines of credit in the maximum amounts of $100,000 and $300,000, respectively, the "November Line of Credit" and the "December Line of Credit", and, collectively, the "Line of Credit"), both from The Banker's Bank of Atlanta, Georgia, under the terms of which $320,000 was outstanding as of December 31, 1998. The Company intends to use the proceeds of the Offering to repay the Organizational Loans, the Advances and the Line of Credit (collectively, the "Debt"). In the event that, subsequent to the Offering, the Company were to be liquidated, to the extent the Debt is repaid with proceeds of the Offering, investors in the Offering would likely realize substantially less than the $10 per share public offering price and would suffer a significant loss. See "Management's Discussion and Analysis or Plan of Operation."


FAILURE TO COMMENCE OPERATIONS; GOING CONCERN

         As of the date of this Prospectus, the Company's liabilities exceed its assets. However, upon the closing of the Offering, the net proceeds will be used to repay all of the outstanding liabilities. Upon application of the proceeds, the Company's assets will exceed its liabilities and it will be able to operate without a going concern qualification. However, subsequent to the sale of the Common Shares of the Company, events may occur which could have the effect of delaying or preventing the Bank from commencing business. Any delay in commencing operations will increase the Company's pre-opening expenses and postpone realization by the Bank of potential revenues and income. Absent the commencement of profitable operations, the Company's accumulated deficit would continue to increase (and book value per share would decrease) as operating expenses such as salaries and other administrative expenses continue to be incurred. After the


Offering and prior to the time the Company and the Bank receive final approval from the OCC, FDIC and Federal Reserve Board, the proceeds from the Offering will be available for general operating expenses of the Company and the Bank, including costs associated with opening the Bank's main facility. The Company intends to use a total of approximately $1,020,500 of the net proceeds from the Offering to repay (i) the principal and accrued interest on the Line of Credit,
(ii) the principal, fees and accrued interest on the Organizational Loans and
(iii) the Advances. As a result, if a liquidation of the Company were to occur, investors in the Offering would likely realize substantially less than the $10 per share public offering price and would suffer a significant loss. The Company expects to use approximately $246,528 of the proceeds of the Offering by the end of the second quarter of 1999 for general operating expenses. See "--Need to Repay Debt", "Use of Proceeds", and "Capitalization."


RISK OF DISSOLUTION IF REGULATORY APPROVALS ARE NOT OBTAINED

         Although the Company and the Bank have applied for all regulatory approvals required to commence operations, the Bank has received preliminary approval from the OCC, and the Company anticipates receipt of all necessary final approvals by the second quarter of 1999, final approvals may not be granted in a timely manner, if at all. The closing of the Offering is not conditioned upon the Company and the Bank receiving final approval to commence business. If final approval for the Bank to commence banking operations is not granted within 18 months after the receipt of preliminary approval or other regulatory requirements are not satisfied, the Company will solicit shareholder approval for the Company's dissolution and liquidation under Florida law. If the Company is dissolved and liquidated, it will distribute to shareholders the Company's net assets remaining after payment, or provision for payment, of all claims against the Company. Shareholders will receive only a portion, if any, of their original investment because the proceeds of the Offering will have been used to pay the expenses and capital costs incurred by the Company. Such expenses include the expenses of the Offering, the Debt and the other organizational and pre-opening expenses of the Company and the Bank, and the claims of creditors. See "--Need to Obtain Regulatory Approvals", "Need to Repay Debt" and "Failure to Commence Operations".

LACK OF OPERATING HISTORY; SIGNIFICANT INITIAL LOSSES EXPECTED

         The Bank, which initially will be the sole subsidiary of the Company, is in organization and neither the Bank nor the Company have any operating history on which to base any estimate of its future performance. Moreover, as of September 30, 1998, the Company had an accumulated deficit of $776,608. Because the Company is only recently formed and the Bank will not have obtained the necessary regulatory approvals or commenced banking operations as of the date hereof, prospective investors do not have access to all of the information that, in assessing their proposed investment, would be available to the purchasers of securities of a financial institution with a history of operations. The Company's profitability will depend primarily upon the Bank's operations, and there is no assurance that the Bank will ever operate profitably. The Bank's proposed operations are subject to risks inherent in the establishment of a new business and, specifically, a new bank. At the outset, all of the Bank's loans will be unseasoned since they will be new loans to new borrowers. It will thus take several years to determine the borrowers' payment histories, and the quality of the Bank's loan portfolio cannot be determined until that time. Accordingly, the adequacy of the Bank's underwriting criteria, monitoring procedures, and loan loss reserve policies will be difficult to measure and evaluate during the initial years of operation, thereby increasing the risk of potential loan losses and the lack of adequate reserves therefor. Typically, most newly formed banking institutions incur substantial initial expenses and are not profitable, if at all, until several years after commencing business operations. Because profitability depends upon numerous factors, many of which are beyond the control of management, there can be no assurance as to when, if ever, the Company will operate profitably.

DETERMINATION OF OFFERING PRICE

         The initial offering price of $10.00 per share was arbitrarily determined solely by negotiations between the Company and the Underwriter. This price is not based upon earnings or any history of operations, does not necessarily bear any relationship to the Company's net worth, book value, revenues, or other established criteria of value, and should not be construed as indicative of the actual present or anticipated future value of the Common Shares. If a market should develop for the Common Shares of the Company, there is no assurance that any of the Common Shares offered hereby could be resold for the initial offering price or any other amount. See "Underwriting."

NO PRIOR PUBLIC MARKET; LIMITED TRADING MARKET EXPECTED

         Prior to the Offering, there has been no public trading market for the Common Shares. The Company expects that quotations for the Common Shares will be reported on the OTC Bulletin Board under the symbol "MNBK." The Underwriter has advised the Company that it presently intends to make a market in the Common Shares after the commencement of trading, subject to applicable laws and regulatory requirements, but no assurances can be made as to the liquidity of the Common Shares or that an active and liquid trading market will develop or, if developed, that it will be sustained. The Underwriter will have no obligation to make a market in the Common Shares, however, and, if commenced, may cease market-making activities at any time. Making a market in securities involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Bank or any market maker. Even with a market maker, factors such as the limited size of the Offering, the lack of earnings history for the Company, and the absence of an expectation of dividends in the near future mean that there can be no assurance that an active and liquid market for the Common Shares will develop. If a trading market for the Common Shares does not develop or is not maintained, an investor may find it difficult to liquidate his investment in the Company. If a market develops, there can be no assurance that a market will continue, or that shareholders will be able to sell their shares at or above the public offering price. Purchasers of Common Shares should carefully consider the potentially illiquid and long-term nature of their investment in the shares offered hereby.

DEPENDENCE ON MANAGEMENT

         The Company and the Bank are, and for the foreseeable future will be, dependent upon the services of Richard E. Horne, as President and Chief Executive Officer of both the Company and the Bank. The loss of the services of Mr. Horne for any reason whatsoever could have a material adverse effect on the operations of the Company and the Bank. The Company has attempted to secure Mr. Horne's services by entering into an employment agreement with him. The terms of the employment agreement are intended not only to retain his services for a period of time, but also to encourage and promote his active involvement by providing certain performance-based compensation incentives. The Company's success also depends in part upon the Bank's ability to identify, attract, develop, and retain qualified directors, officers, and other employees. It is expected that the competition for such personnel will be intense, and there can be no assurance that the Company will be able to identify, attract, develop, and retain qualified directors, officers, or other employees. See "Management."

COMPETITION

         The banking business is highly competitive. The Bank, as a financial institution, will serve as a financial intermediary for its customers and, as such, will compete with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms, asset-based nonbank lenders, and governmental organizations that may offer subsidized financing at rates lower than those that may be offered by the Bank, all of which may solicit business from residents of western Collier County, Florida. Most of such entities have greater resources than those that will be available to the Bank or the Company. Some of the financial institutions and financial services organizations with which the Bank will compete are not subject to the same degree of regulation as the Bank. As of June 30, 1998, approximately 21 financial institutions with a total of 91 branches were located in Collier County, Florida, which contains the Bank's proposed PSA. These financial institutions aggressively compete for business in the Bank's proposed PSA. Most of these competitors have been in business for many years, have established customer bases, are larger, have substantially higher lending limits than the Bank, and will be able to offer certain services, including trust services, multiple branches, and international banking services, which the Bank can offer only through correspondent banks or third party providers, if at all. In addition, most of these entities have greater capital resources than the Bank which, among other things, may allow them to price their services at levels more favorable to the customer and to provide larger credit facilities than the Bank. Additionally, recently passed federal and state legislation regarding interstate branching and banking may act to increase competition in the future from larger out-of-state banks. See "Business -- Competition."

LENDING RISKS

         In originating loans, there is a substantial likelihood that credit losses will be experienced. The risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan. Additionally, certain lending activities involve greater risks. Historically, commercial loans have been more risky than residential real estate mortgage loans. While the Bank intends to make residential real estate and consumer credit loans, it will focus its lending activities on small to medium-sized businesses. This lending focus may result in the Bank having a large concentration of loans to such businesses and, as a result, the Bank may assume greater lending risks than banks which do not have a concentration of such loans. Commercial loans also carry additional risks since they usually involve larger loan balances to single borrowers or a related group of borrowers, resulting in a more concentrated loan portfolio, and their repayment is usually dependent upon the successful operation of the borrower's commercial enterprise. Accordingly, commercial loans also are affected more by adverse conditions in the general economy than residential real estate loans. Management will attempt to minimize the Bank's credit exposure by carefully monitoring the concentration of its loans within specific industries and through prudent loan application and approval procedures, but there can be no assurance that such monitoring and procedures will reduce these lending risks. A significant number of loan defaults and nonpayments would have a material adverse effect on the Bank's, and in turn the Company's, earnings and overall financial condition as well as on the value of the Common Shares.

IMPACT OF INTEREST RATES AND ECONOMIC CONDITIONS

         The results of operations for financial institutions, including the Bank, may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate market values, rapid changes in interest rates, and the monetary and fiscal policies of the federal government. The Bank's profitability will, in part, be a function of the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. In the early 1990s, many banking organizations experienced historically high interest rate spreads. More recently, interest rate spreads have generally narrowed due to changing market conditions and competitive pricing pressures, and there can be no assurance that such factors will not continue to exert such pressure or that high interest rate spreads will return. Substantially all of the Bank's loans will be to businesses and individuals in western Collier County, and any decline in the economy of this area could have a material adverse impact on the Bank. Like most banking institutions, the Bank's net interest margin will be affected by general economic conditions and other factors that influence market interest rates and the Bank's ability to respond to changes in such rates. At any given time, the Bank's assets and liabilities will be such that they are affected differently by a given change in interest rates. An increase or decrease in interest rates, the length of loan terms or the mix of adjustable and fixed rate loans in the Bank's portfolio could have a positive or negative effect on the Bank's net income, capital, and liquidity. Fluctuations in interest rates are not predictable or controllable. There can be no assurance that the positive trends or developments discussed in this Prospectus will continue or that negative trends or developments will not have a material adverse effect on the Bank and, in turn, the Company.

GOVERNMENT REGULATION AND MONETARY POLICY

         Bank holding companies and banks operate in a highly regulated environment and are subject to supervision and examination by bank regulatory agencies. As a bank holding company, the Company will be subject to regulation and supervision by the Federal Reserve Board. As a national bank, the deposits of which will be federally-insured to the extent permitted by law, the Bank will be subject to regulation and supervision primarily by the OCC and, to a lesser extent, by the FDIC. Additionally, certain Florida state laws, primarily pertaining to maximum rates of interest that may be charged on loans, will apply to the Bank's operations. Laws and regulations govern, among other things, certain debt obligations of a bank holding company, changes in the control of a bank holding company, maintenance of adequate capital for the general business operations and financial condition of a financial institution, permissible types, amounts, and terms of loans and investments, restrictions on dividend payments, establishment and closing of branch offices, entry into certain lines of business and acquisition of other financial institutions. These regulations are intended primarily for the protection of depositors, not for the benefit of investors, and they restrict or limit the manner in which the Company and the Bank may conduct business and obtain financing. The Company and the Bank are also subject to changes in federal and state law, regulations, governmental policies, income tax laws and accounting principles. The effects of any potential changes cannot be predicted, but they could adversely affect the future businesses and operations of the Company and the Bank. See -- "Supervision and Regulation."

NEED FOR CAPITAL; LIMITATION ON GROWTH

         The Company believes that the net proceeds of the Offering will satisfy its cash requirements for the twelve month period following the opening of the Bank. Such amounts are expected to be sufficient to commence and conduct planned business activities during that period. Capital in excess of that which will be provided by the Offering and any amounts generated by the Bank's operations would probably be necessary before the Company could undertake any significant acquisitions or expand its operations beyond those presently planned. There can be no assurance that the funds necessary to finance any future acquisitions or expansion will be available on acceptable terms, or at all.

         In its applications to the federal bank regulators for authority to operate a national bank and form a bank holding company, the organizers have represented that during the Bank's first three years of operations the Bank will maintain a minimum ratio of Tier 1 capital (primarily shareholders' equity) to total assets of not less than 8%. Compliance with this undertaking may limit the Bank's ability to grow without additional capital. See "Supervision and Regulation."

         Under applicable federal bank regulations, based on a capitalization of $9,000,000, less organizational expenses of $95,000, the Bank's initial general lending limit to one borrower will be approximately $1,220,000 plus an additional $810,000 for loans secured by readily marketable collateral. This lending limit will be lower than the lending limit of most of the Bank's competitors. This lower lending limit may affect the ability of the Bank to develop relationships with the area's larger businesses, thereby limiting the Bank's ability to grow. The Bank expects to accommodate loans in excess of its lending limit through the sale of participations in these loans to other banks. There can be no assurance, however, that the Bank will be successful in attracting or maintaining customers seeking larger loans or that the Bank will be able to arrange participations of such loans on terms favorable to the Bank.

YEAR 2000 COMPLIANCE

         The Company's and the Bank's business is highly dependent on communications and information systems, including systems which monitor deposit and lending accounts. As the year 2000 ("Year 2000") approaches, an important business issue has emerged regarding existing application software programs and operating systems. Many existing application software products were designed to accommodate a two-digit year. For example, "98" is stored on the system and represents 1998 and "00" represents 1900. As a result, any of the Company's or its vendors' computer programs or equipment that are date dependent may, for example, recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruption of operations, a temporary inability to process transactions, send invoices, or engage in similar normal business activity. The Bank will utilize a third-party vendor to provide its primary banking applications, including core processing systems. The Bank intends to choose a third party vendor that has modified or upgraded its computer applications to ensure timely Year 2000 compliance. In addition, the Company and the Bank intend to implement a Year 2000 compliance program whereby the Bank will review the Year 2000 issue that may be faced by its other third-party vendors and loan and deposit customers. Under such program, the Company will examine the need for modifications or replacement of all non-Year 2000 compliant pieces of software. The Company does not currently expect that the cost of its and the Bank's Year 2000 compliance program will be material to its financial condition and expects that it will satisfy such compliance program without material disruption of its operations. Management of the Company intends to evaluate the potential effect on its third party vendor's data processing systems resulting from Year 2000 issues and to obtain a representation from such vendor that it's core processing systems will be fully Year 2000 compliant prior to the opening of the Bank for business. In the event that the Company, the Bank, such vendor or its other significant vendors or loan customers do not successfully and timely achieve Year 2000 compliance, the Bank's business, future prospects, financial condition or results of operations could be materially adversely affected. See "Management's Discussion and Analysis or Plan of Operation."

NEED TO MAINTAIN TECHNOLOGY

         The banking industry is undergoing rapid technological change with frequent introductions of new technology-driven products and services, including developments in telecommunications, data processing, computers, automation, Internet-based banking, telebanking, debit cards, and so-called "smart cards". In addition to allowing better service to customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. The Bank's future success will depend in part on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in the Bank's operations. Many of the Bank's competitors have substantially greater resources to invest in technological improvements and highly skilled technical personnel. To be and remain competitive, evolving technology may require the Bank to expend significant amounts on computer hardware and software and on compensation for knowledgeable and technically skilled employees. There can be no assurance that the Bank will be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers.

NO CASH DIVIDENDS

         It is anticipated that no cash dividends will be paid on the Common Shares for the foreseeable future. It is likely that the Company will be largely dependent upon cash dividends paid by the Bank for funds to pay cash dividends on the Common Shares, if and when such cash dividends are declared. The Bank does not anticipate paying dividends during the early years of its operations. No assurance can be given that future earnings of the Bank, and resulting cash dividends paid to the Company, together with any earnings from the Company's other investments and activities, will be sufficient to permit the legal payment of cash dividends to Company shareholders at any time in the future. Even if earnings are available, the Bank's payment of dividends is restricted under certain circumstances by OCC regulations. Further, even if the Company may legally declare dividends, the amount and timing of such dividends will be at the discretion of the Company's board of directors. The board may, in its sole discretion, decide not to declare dividends. For a more detailed discussion of other regulatory limitations on the payment of cash dividends by the Company, see "Dividend Policy."

ANTI-TAKEOVER PROVISIONS

         Under the Federal Change in Bank Control Act (the "Control Act"), a notice must be submitted to the Federal Reserve Board if any natural person or, generally, a group of natural persons acting in concert seeks to acquire 10% or more of any class of outstanding voting securities of the Company, unless the Federal Reserve Board determines that the acquisition will not result in a change of control of the Company. Under the Control Act, the Federal Reserve Board has sixty days within which to act on such notice, taking into consideration certain factors, including the financial and managerial resources of the acquiror, the convenience and needs of the community to be served by the bank holding company and its subsidiary banks, and the antitrust effects of the acquisition. Under the Bank Holding Company Act of 1956, as amended, (the "BHCA") a company is generally required to obtain prior approval of the Federal Reserve Board before it may obtain control of a bank holding company. Control is generally described to mean the beneficial ownership of 25% or more of all outstanding voting securities of a bank holding company, but may be as low as 5% under certain circumstances. See "Supervision and Regulation."

         Florida law and the charter documents of the Company contain provisions that might have the effect of inhibiting a non-negotiated merger or other business combination involving the Company. See "Description of Capital Stock."

         Further, the Company has agreed, subject to the federal banking agencies having no objection thereto, to enter into an employment agreement and stock option agreement with Richard E. Horne, the President and Chief Executive Officer of the Company and the Bank. The Company and the Bank will likely enter into similar agreements with certain future senior executives of the Company or the Bank. These agreements might render an acquisition of the Company more costly and therefore less probable, by triggering provisions for accelerated vesting of stock options and the payment of severance compensation following any involuntary employment termination of these executives. See "Management."

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide for the indemnification of its directors, officers, employees and agents from liabilities incurred in connection with such individuals' service in those capacities. In addition, as permitted by federal law, the Bank's Articles of Association will provide for the indemnification of the Bank's officers, directors, employees and agents to the fullest extent permitted by the laws of Florida, subject only to the limits of the corporate powers of a national bank. It is possible that the indemnification obligations imposed under these provisions could result in a charge against the Company's or the Bank's earnings and thereby, directly in the case of the Company and indirectly in the case of the Bank, affect the availability of funds for payment of dividends to the Company's shareholders.

                           FORWARD-LOOKING STATEMENTS

         This Prospectus contains certain "forward-looking statements", such as statements relating to the financial condition and prospects, lending risks, Year 2000 readiness, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Company and the Bank. Where used in this Prospectus, the words "anticipate," "believe," "estimate," "expect," "intend," and similar words and expressions, as they relate to the Company or the Bank or their respective managements, identify forward-looking statements. Such forward-looking statements reflect the current views of the Company and are based on information currently available to the management of the Company and the Bank and upon current expectations, estimates, and projections about the Company and its industry, management's beliefs with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in southwest Florida), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Company with the Commission. The most significant of such risks, uncertainties and other factors are discussed under the heading "Risk Factors," beginning on page 8 of this Prospectus, and prospective investors are urged to carefully consider such factors.

                               RECENT DEVELOPMENTS

         Prior to the Company's July 27, 1998 application currently pending, the Company had on June 30, 1997 submitted a similar application to the OCC (the "Initial Application"). The Initial Application was withdrawn by the Company with the permission of the OCC on December 9, 1997. Prior to such withdrawal, the Company had incurred organizational expenses associated with the Initial Application (the "Prior Expenses"). Substantially all of the proceeds of the Organizational Loans were used to fund such Prior Expenses. Assuming a repayment date of January 31, 1999, the total of the aggregate principal amount, accrued interest and fees with respect to the Organizational Loans is approximately $655,312. Since the Company intends to pay such amount in full out of the net proceeds from the Offering, approximately $655,312 of such net proceeds that would otherwise be available for the working capital needs of the Company will be used to fund the Prior Expenses. In order to lessen the effect of the Prior Expenses on the Company and purchasers of Shares in the Offering, the OCC has required the Company to effect savings in connection with the Offering in an aggregate amount of approximately $550,000. The Company has effected such savings by negotiating underwriting commission and fee concessions from participants in the Offering and certain advisors to the Company. See "Risk Factors - Need to Repay Debt" and "Use of Proceeds".


         On December 26, 1997, the Company terminated a lease with Dooner Family Equities, Ltd. with respect to real property located at 1010 Fifth Avenue South, Naples, Florida, intended to be occupied by the Bank, thereby forfeiting a non-refundable $20,000 deposit. See "Management's Discussion and Analysis or Plan of Operation".

         On July 15, 1998, the Company obtained a revolving line of credit from The Banker's Bank, Atlanta, Georgia, in the maximum principal amount of $75,000. On November 18, 1998, the Company obtained a new revolving line of credit from the same lender in the maximum principal amount of $100,000 (the "November Line of Credit"), part of the proceeds of which were used to repay in full the prior line of credit. On December 31, 1998, the Company obtained a second new revolving line of credit from the Banker's Bank in the maximum principal amount of $300,000 (the "December Line of Credit", collectively with the November Line of Credit the "Line of Credit") thereby increasing the maximum principal amount of the Line of Credit to $400,000, borrowed an additional $225,000 thereunder, and used approximately $218,690 of such borrowings to repay the principal amount, accrued interest and fees with respect to certain of the Organizational Loans. Each member of the Company's Board of Directors has guaranteed the Company's obligation to repay the Line of Credit. As of December 31, 1998, the principal amount outstanding under the Line of Credit was $320,000.

         As of September 30, 1998, the date of the Company's most recent audited financial statements, the Company's accumulated deficit was $776,608. Since September 30, 1998, the Company has continued to incur pre-opening expenses and as of October 31, 1998, the accumulated deficit was $806,724. The additional expenses incurred related principally to legal and professional advisory fees incurred in the regulatory application process and in connection with the Offering, employee salaries and benefits, office supplies and equipment rental.


         As of November 2, 1998, the Company issued Amended and Restated Promissory Notes to the lenders under the outstanding Organizational Loans for the purpose of correcting certain technical imperfections in the documentation relating to the Organizational Loans. As of December 31, 1998, 17 of the lenders under the outstanding Organizational Loans executed an Amendment to Amended and Restated Promissory Note for the purpose of extending the maturity date of such Amended and Restated Promissory Notes to January 31, 1999.


                                 USE OF PROCEEDS


         Net proceeds to the Company from the sale of the 1,150,000 Common Shares offered hereby are estimated to be $10,882,500 ($12,409,125 if the Underwriter's over-allotment option is exercised in full), after deduction of the underwriting discounts and commissions and estimated offering expenses.

USE BY COMPANY

         The following table illustrates the intended use by the Company of the net proceeds of the Offering:


         Purchase capital stock of the Bank........................ $9,000,000
         To redeem 100 outstanding Common Shares...................        100
         Repay Line of Credit......................................    321,000
         Repay Organizational Loans................................    655,312
         Repay Advances............................................     50,000
         General corporate purposes (1)............................    856,088


                                        Total......................$10,882,500
                                                                   ===========
_____________

(1) The remaining proceeds of the Offering will also be available for possible future capital contributions to the Bank, to finance possible acquisitions of other financial institutions, or to fund the Company's expansion into other lines of business closely related to banking.


         The Company believes that the net proceeds of the Offering will satisfy the Company's cash requirements for at least the twelve month period following the opening of the Bank. Pending the use of proceeds for such purpose, the Company expects to invest the proceeds of the Offering in short-term investment grade securities. See "Management's Discussion and Analysis or Plan of Operation."


         The Line of Credit bears interest at a variable rate to be adjusted based on the changes in a published "Prime Rate", and set initially at 8.0% per annum. Payments of accrued interest on the November Line of Credit are to be made quarterly beginning February 15, 1999. Payments of accrued interest on the December Line of Credit are to be made quarterly beginning March 31, 1999. The Line of Credit matures on July 15, 1999. The Organizational Loans bear interest at the rate of 8% per annum from their respective dates of issuance to March 31, 1998, and at the rate of 13% per annum from April 1, 1998 until paid. The Organizational Loans mature on January 31, 1999. The Advances do not bear interest, and the letter agreements documenting the Advances do not provide for a right of repayment on any date. For each month that the Organizational Loans and the current balance on the Line of Credit remain outstanding thereafter, aggregate interest will accrue at the rate of approximately $7,900 per month.

         As the Organizational Loans mature on January 31, 1999, if the Offering does not close by that date, the Organizational Loans will be in technical default. However, the Organizers do not anticipate that the holders of the Organizational Loans will take any legal action.


         The proceeds of the Organizational Loans, Advances, and the Line of Credit have been used by the Company to pay organizational and pre-opening expenses of the Company and the Bank. These expenses include
(i) a loan referral fee equal to 10% of the aggregate principal amount of the Organizational Loans paid to the

Underwriter for its efforts in locating the lenders, (ii) attorney, accounting and consulting fees, (iii) repayment of the principal, interest and funding fees of five Organizational Loans, and (iv) office and equipment rental and purchase, employee salaries and benefits, and government filing and application fees.

USE BY BANK


         The $9,000,000 of the net proceeds of the Offering used by the Company to purchase all of the capital stock of the Bank will provide the Bank's initial capitalization. The following table illustrates the intended use by the Bank of such amount:


  Build out leased premises for Bank's offices.........................$  150,000
  Furniture, fixtures, equipment and other assets for Bank's offices...   321,800
  Repay Company for Bank's organizational expenses.....................    95,000
  Loans to customers, investments and other general purposes........... 8,433,200

                           Total.......................................$9,000,000
                                                                       ==========



                                 DIVIDEND POLICY

         Holders of the Company's Common Shares are entitled to receive cash dividends when and if declared by its Board of Directors out of funds legally available therefor. Prior to the Offering, the Company has not paid any cash dividends on its Common Shares. It is not anticipated that the Company will pay any cash dividends on its Common Shares in the foreseeable future.

         The source of dividends to the Company's shareholders, if any, in the future will depend primarily upon the earnings of the Bank and its ability to pay dividends to the Company, as to which there can be no assurance. The payment of dividends by the Bank is subject to a determination by the Bank's Board of Directors and will depend upon a number of factors, including capital requirements, regulatory limitations, the Bank's results of operations and financial condition, tax considerations, and general economic conditions.

         The Bank is restricted in its ability to pay dividends under the national banking laws and by regulations of the OCC. Pursuant to 12 U.S.C. /section/ 56, a national bank may not pay dividends from its capital. In addition, no dividends may be made in an amount greater than a national bank's undivided profits, subject to other applicable provisions of law. Payments of dividends out of undivided profits are further limited by 12 U.S.C. /section/ 60(a), which prohibits a bank from declaring a dividend on its shares of common stock until its surplus equals its common capital, unless there has been transferred to surplus not less than one-tenth of the bank's net income of the preceding two consecutive half year periods (in the case of an annual dividend). Pursuant to 12 U.S.C. /section/ 60(b), the approval of the OCC is required if the total of all dividends declared by the bank in any calendar year exceeds the total of its net income for that year combined with its retained net income for the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

         Under Federal law and Federal Reserve Board policy, a bank holding company is required to serve as a source of financial strength to each of its subsidiary banks and to commit resources to support each such bank. Consistent with this requirement, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless the available net income of the bank holding company is sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the company's capital needs, asset quality, and overall financial condition. See "Risk Factors--Limited Operating History."

         The ability of the Bank and the Company to pay cash dividends in the future could be further influenced by bank regulatory policies or agreements and capital guidelines.

                                 CAPITALIZATION

         The following table sets forth, as of September 30, 1998, the capitalization of the Company, and as adjusted to give effect to the receipt of the estimated net proceeds from the sale of the 1,150,000 Common Shares offered hereby at a public offering price of $10.00 per share.



                                                                                     SEPTEMBER 30, 1998
                                                                             --------------------------------------
                                                                               ACTUAL             AS ADJUSTED(1)(2)
                                                                             ---------           ------------------

Long term and short term debt........................................        $ 959,273           $              --
SHAREHOLDERS' EQUITY:
Common Shares, $.01 par value, 10,000,000 shares authorized,
  100 shares issued and outstanding; as adjusted 1,150,000
  shares issued ($10 each) and outstanding(3)........................                1                      11,500

Preferred Shares, $.01 par value, 2,000,000 shares authorized; no
  shares issued or outstanding......................................                --                          --

Additional paid-in capital...........................................               99                  10,871,000


Accumulated deficit(4)...............................................         (776,608)                   (892,000)

Total shareholders' equity...........................................        $(776,508)                 $9,990,500


_____________
(1) As adjusted to give effect to the Offering and receipt of the net proceeds of the Offering.


(2) The amount reflected assumes that the Company receives the net proceeds of the Offering on January 31, 1999 and that the over-allotment option granted to the Underwriter is not exercised.

(3) Does not include (i) 100 shares of common stock issued to facilitate organization of the Company to be redeemed at their original aggregate cost of $100, (ii) 126,100 Common Shares issuable upon exercise of the Organizer Warrants, (iii) 25,000 Common Shares issuable upon exercise of options to be granted to Richard E. Horne under a stock option agreement to be entered into by Mr. Horne and the Company. See "Management -- Stock Option Agreement."


(4) This amount reflects pre-opening expenses, incurred through September 30, 1998 (consisting primarily of salaries, employee benefits, legal and consulting fees, interest, a loan funding fee, a loan referral fee paid to the Underwriter, and office and equipment rental), as well as additional start-up and pre-opening expenses through the end of the offering period.

                                    BUSINESS


GENERAL

         The Company was incorporated under the laws of the State of Florida on January 23, 1997, primarily to serve as a bank holding company for the Bank. Neither the Company nor the Bank has commenced any active business operations, and neither will do so unless and until the requisite regulatory approvals have been obtained. The Company intends to use the net proceeds from the Offering to purchase all of the capital stock of the Bank, to repay notes issued in connection with funds borrowed to finance organizational expenses, and for other general corporate purposes. The Company and the Bank have filed applications with all necessary bank regulatory agencies. On December 16, 1998, the Office of the Comptroller of the Currency (the "OCC") approved the Bank's charter application, subject to certain terms and conditions specified in such approval (the "OCC Preliminary Approval"). Although no assurances can be given, the Company expects to satisfy all conditions for organizing the Bank and to open the Bank for business during the second quarter of 1999, or as soon thereafter as practicable.


         The Bank is being formed by local business persons who have identified the need for a consumer-oriented independent community bank in Collier County, Florida to serve its growing population and expanding business base. In recent years, the banking industry in Collier County has experienced substantial consolidation, and large bank holding companies, headquartered outside of southwest Florida, have acquired a significant number of financial institutions that were previously locally-owned and managed. This consolidation has been followed by numerous pricing changes, the dissolution of local boards of directors, changes in management and branch personnel and, in the perception of the Company, a decline in the level of personal customer service. It is the Company's belief that the large banking institutions located in this area are inflexible, slow in their decision-making process, and are not currently meeting the banking needs of individuals and small-to-medium sized businesses. The Company believes that, as a result of this industry consolidation, there is an opportunity to build a profitable banking business through the establishment of a local banking institution operated by local business persons and by experienced banking personnel who are familiar with the community and are dedicated to providing fast, efficient, and personalized service to the market area. Consistent with this objective, the Bank has attracted and intends to seek additional experienced bank personnel, most of whom are expected to reside in the area, who will know the Bank's customers, and will be able to provide them with personalized service. Further, the Boards of Directors of both the Company and the Bank are comprised of local business persons who will actively promote the Bank in the community. The Bank will be one of only four locally managed community banks with its main office located in western Collier County.

         The Bank intends to be a full service commercial bank. The business of the Bank will consist of attracting deposits from the general public in the PSA and using those deposits, together with funds derived from other sources, to originate a variety of commercial, consumer, and residential real estate loans. While the Bank anticipates that its lending activities will include residential real estate and consumer loans, it expects to focus its efforts on lending relationships with small to medium-sized businesses. The Bank focuses on the smaller commercial customer because management believes that this segment offers the greatest concentration of potential business. Also, the small to midsize commercial market segment has historically shown a willingness to borrow and carry larger balances. Finally, the Company believes that this market segment tends to be more loyal in its banking relationships. The Bank intends to offer a full range of deposit services that are typically available at most banking institutions, including personal and business checking accounts, senior checking accounts, interest-bearing checking accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates will be tailored to the principal market area at rates competitive to those offered in the area. In addition, retirement accounts such as Individual Retirement Accounts (up to applicable limits) will be made available. The Bank's deposits will be insured up to applicable limits by the FDIC. The Bank also intends to offer commercial loans, consumer installment loans, real estate loans, construction loans, second mortgage loans (including home equity loans), and lines of credit. Commercial loans will include both secured and unsecured loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements), and purchase of machinery and equipment. Consumer loans will include secured and unsecured loans for financing automobiles, boats, home improvements and personal investments. Other services the Bank is expected to offer will include ATM and debit cards with access to local and state networks, official bank checks and money orders, travelers checks, bank by mail, safe deposit boxes, wire transfers, direct deposit of payroll and social security checks, automatic drafts for various accounts, VISA and MasterCard credit cards, and U.S. Savings Bonds. The Bank does not anticipate initially providing fiduciary services or Internet based services. The need for such services, however, will be reviewed periodically for possible future inclusion among the Bank's products and services.

         The revenues of the Bank will be primarily derived from interest on, and fees received in connection with, commercial, real estate, and other loans, from the sales of loans, and from interest on and dividends from investment securities and short-term investments. The principal sources of funds for the Bank's lending activities will be its deposits, amortization and repayment of loans, sales of loans, and the sale of investment securities. The principal expenses of the Bank will be the interest paid on deposits and operating and general administrative expenses.

         The Company was organized to facilitate the Bank's ability to serve its future customers' requirements for financial services. The holding company structure is expected to provide flexibility for expansion of the Company's banking business through the possible acquisition of other financial institutions and the provision of additional banking and non-banking related services, which the traditional commercial bank cannot provide under present laws. Further, the Company may borrow funds, subject to capital adequacy guidelines of the Federal Reserve Board, invest in capital instruments of the Bank and otherwise raise capital in a manner which is unavailable to the Bank under existing banking regulations. The net proceeds of the Offering remaining after the Company capitalizes the Bank (including the net proceeds from any exercise of the Underwriters' over-allotment option, and less the Company's organizational expenses) will initially be invested by the Company in investment grade securities, as permitted under federal banking law, and held by the Company as working capital, for general corporate purposes, and to pay operating expenses.

         As is the case with banking institutions generally, the Bank's operations will be materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve Board and the FDIC. Deposit flows and cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds.

         The Company's primary initial focus will be the development of the Bank's business from a single office location. As warranted, the Company will consider diversifying its activities over time to include additional services and banking locations. The Company has no present plans to acquire or establish any operating subsidiaries other than the Bank. It is expected, however, that the Company may make acquisitions in the future if the Company becomes profitable and such acquisitions are deemed to be in the best interests of the Company and its shareholders. Such acquisitions, if any, will be subject to certain regulatory approvals and requirements. See "Supervision and Regulation."

BUSINESS STRATEGY

         The Bank's strategy is to attain market share by attracting customers through a superior level of prompt and personalized banking service. The goal of management is to create a customer-driven financial institution that gives high value to its customers by delivering customized, quality products and services. The consumer-oriented community banking focus of the Bank will provide customers with locally-based decision makers who are familiar with their customers, their business environment, and competitive demands, who are able to quickly evaluate and respond to loan applications, and who have the ability to craft personalized banking solutions to the customer's needs without extensive bureaucratic delays. Management believes that such a bank will appeal to customers who prefer to conduct their banking business with a locally-managed financial institution that demonstrates both a genuine interest in their financial affairs and an ability to cater to their financial needs.

         Businesses will be solicited through the personal efforts of the Bank's directors and officers. Management believes that a locally-based independent bank is often perceived by the local business community as possessing a clearer understanding of local commerce and its needs. Consequently, the Company expects that the Bank will be able to make prudent lending decisions quickly and more equitably than its competitors without compromising asset quality or the Bank's profitability.

         The Bank intends to implement an active officer call program to promote these efforts. The purpose of this call program will be to describe the products, services, and strategies of the Bank to both existing and new business prospects. Directors are expected to market the Bank actively through their business and social contacts. All of the directors are active members of the Naples community and their continued community involvement will provide an opportunity to promote the Bank, its products, and services. Management of the Bank intends to utilize advertising and selling efforts in order to build a distinct institutional image for the Bank and to attract a customer base. In addition, in order to broaden the Bank's deposit base, management intends to offer to commercial customers certain amenities, including the use of a courier service to provide pick-up and delivery for daily deposits and special banking service packages for employees. The Bank also intends to offer senior citizens packages on an affordable basis to the large number of retired persons in the Bank's PSA.

         As a new financial institution, the Bank will employ current technology in the conduct of its banking activities. The Bank intends to remain at the forefront of technology, while minimizing the costs of its delivery, by using third-party providers. The Bank expects to enter into third-party arrangements to provide its customers with convenient electronic access to their accounts and to deliver other bank products such as credit cards, debit cards and home banking services. This "high touch-high tech" delivery of bank services is expected to draw customers now receiving depersonalized bank services from the Bank's larger competitors. This approach is also expected to appeal to the business community and to younger customers seeking the convenience of high tech and electronic banking.

COMPETITION

         Competition in the Bank's market area is intense, and market share is fragmented among a number of financial institutions. According to statistics compiled by the FDIC, as of June 30, 1998 approximately 21 financial institutions with a total of 91 branches were located in Collier County. The Bank will also encounter competition from finance companies, insurance companies, mortgage companies, securities brokerage firms, money market and mutual funds, loan production offices, and other providers of financial services. Most of the Bank's competitors have been in business for many years, have established customer bases, are substantially larger, have substantially larger lending limits than the Bank and can offer certain services, including multiple branches and international banking services, that the Bank will be able to offer only through correspondent banks, if at all. In addition, most of these entities have greater capital resources than the Bank that, among other things, may allow them to price their services at levels more favorable to clients and to provide larger credit facilities than the Bank. The Company anticipates that the Bank's legal lending limit of approximately $1,220,000 will be adequate to satisfy the credit needs of most of its customers and that the needs of its clients in excess of this amount will be met through loan participation arrangements with correspondent banks and others; however, there can be no assurance that the Bank will be successful in arranging loan participations that will be both competitive with the products offered by competitors of the Bank and advantageous to the Bank.

         The Company believes that its personal service strategy will enhance the Bank's ability to compete favorably by attracting individuals and local businesses. The Bank will delegate appropriate authority to its personnel to deal effectively and in a timely fashion with customer service needs. The Bank expects to compete for loans principally through the type of loans offered, interest rates, loan fees, and the quality of the service it will provide. The Bank will actively solicit deposit-related customers and will compete for deposits by offering customers personal attention, professional services and competitive interest rates.

PRIMARY SERVICE AREA

         The Bank's proposed PSA will be the western portion of Collier County, Florida, which is located on the southwest coast of Florida. Included in this area are the cities of Naples and Marco Island. Naples serves as the county seat of Collier County and is located 35 miles south of Ft. Myers, Florida and about 120 miles west of Miami, Florida. For a depiction of the Bank's proposed PSA, see the map on the inside cover of this Prospectus.

BANK LOCATION AND FACILITIES

         The proposed main office of the Bank is located in the northern sector of Naples at the northwest corner of Airport Pulling Road and Vanderbilt Beach Road. Based on 1997 traffic counts, the intersection ranks as the third busiest in the county. This particular section of Collier County has been recognized as a primary growth area for residential and commercial development and is expected to be a hub of Naples within the next five years.

         The Company is party to a lease (the "Lease") with Gulf Coast Commercial Corporation, an unaffiliated third party real estate development company that will construct a multi-story office building of which the Bank will occupy approximately 7,500 square feet of space on two floors, consisting of a lobby, executive and customer service offices, teller stations and vault operations. The property will also contain a drive-through facility of four lanes and adequate paved parking for customers and employees. The term of the Lease will be ten years beginning on the earlier of (i) thirty days after the lessor thereunder receives a certificate of occupancy for the building, and (ii) the date the Bank opens for business. Under the Lease, the Company has two options to renew the Lease term, each for a five year period. The annual base rental amounts for the first and second years of the Lease term will be $159,000 and $189,000, respectively, with automatic increases for each year of the term thereafter of between 3% and 6%, based upon increases in the Consumer Price Index. Additional rental amounts will be due for the use of certain common areas and other items. The Company expects that this facility will be completed and available for the Bank's use in the second quarter of 1999.

         Major construction projects are also underway within close proximity to the Bank's proposed main office. Commercial sites are planned for the three other corners of the Bank's intersection. In addition, North Collier Community Hospital has opened a 100-bed facility 2.5 miles from the proposed Bank site. The Cleveland Clinic, approximately 3 miles from the Bank, is constructing a 70-bed medical unit on the corner of I-75 and Pine Ridge Road. The Ritz Carlton has publicly announced that it will begin construction next year on a second resort property in Naples. The luxury hotel chain plans to establish a 295-room golf lodge on the northeast corner of Airport Pulling Road and Vanderbilt Beach Road Extension, across from the Bank site. Management believes that this $35 million project will add significantly to the prestige of the area, as well as potential bank customers through increased employment levels and traffic patterns.

         Adjoining the proposed Bank site, Pelican Bay Development Inc. has publicly disclosed its plans to build an upscale mall that will become a major addition to Pelican Marsh Golf & C.C., a very high end residential community. Within a five mile radius of the Bank are four major shopping centers that occupy over 600,000 square feet of space and serve the surrounding affluent communities.

ECONOMIC AND DEMOGRAPHIC FACTORS

         Collier County, Florida had an estimated year round population for 1998 of 203,000 residents, the vast majority of whom live in the western portion of the county. According to Enterprise Florida, Inc., Department of Research, the county's population rises each year by approximately one-third during the winter season (November through April). According to information published by the Collier County Economic Development Council, 28.4 residential building permits per 1,000 residents were issued in the Naples area during 1997, ranking the Naples area first in the country in number of building permits issued per capita. Based upon a study conducted by the University of Florida Bureau of Economic and Business Research, the Southwest Florida region has been, and is expected to continue to be, one of the fastest growing regions in the United States.

         Collier County has a diverse commercial and residential environment with upscale resort areas, commercial office parks, residential developments, shopping centers and entertainment areas. Collier County is located south of Lee County and 30 minutes from the Southwest Florida International Airport, which has a large number of daily domestic and international flights. The City of Naples is easily accessible from the major cities of Florida through a modern, well-maintained federal and state superhighway system. Tourism is a contributing factor to the growth of Collier County. Located at the gateway to the Everglades, Naples is a popular eco-travel destination. Young professionals and wealthy retirees are among the many residents attracted to this area by its quality of life and mild climate.

         Between 1980 and 1990, the population of Collier County almost doubled, from 85,971 to 152,099, and, in the last seven years, the population has grown by another 50,901 to the current estimate of 203,000, according to information compiled by Enterprise Florida, Inc., Department of Research. It is projected by Enterprise Florida, Inc. and the University of Florida Bureau of Economic and Business Research that the population of Collier County will be 315,900 by the year 2015. Also, according to the University of Florida, the median age in Collier County in 1995 was 42.5 years.

         According to statistics of the U.S. Department of Housing and Urban Development, in 1995 the median family income in Collier County was $48,800 and, according to data compiled by the Collier County Economic Development Council, the 1995 average household effective buying income was $55,928, both figures being the highest in the State of Florida. Based on data compiled by the Collier County Economic Development Council, the 1996 median value of a single family home in Collier County was $136,483.

         Collier County's economic base is built on services, retail trade, tourism, agriculture, government and construction. Historically, employment within the county has been seasonal and associated with the seasonally based tourist economy and the return of part-year residents during the winter months. In 1997, the unemployment rate for Collier County was 6.0%, higher than the national average of 5.4% and the Florida average of 5.1%. Growth in the county's labor force from 1985 to 1995 was 68.6%, which was significantly higher than the State of Florida's rate of 27.95%. The service industry is the largest employment segment with 31%, followed by retail trade with 24%, agriculture with 14%, government with 10%, and construction with 9%.

PRODUCTS AND SERVICES

         The Bank is being established to meet the local consumer and commercial financing needs of the residents and businesses of the Bank's PSA. Consequently, the Bank intends to aggressively seek creditworthy loans in this limited geographic area. The Bank will make commercial loans to small- to medium-sized businesses and professional concerns, consumer loans to individuals, primary and secondary mortgage loans for the acquisition or improvement of personal residences, and real estate related loans, including construction loans for residential and commercial properties.

         Although the Bank proposes to take a progressive and competitive approach to lending, it intends to stress high quality in its loans. To promote such quality lending, the Board of Directors of the Bank will adopt appropriate lending policies and procedures. Under these policies, a maximum lending authority will be established for each loan officer. Each loan request exceeding a loan officer's authority will be approved by one or more senior officers. On a monthly basis, the entire Board of Directors will review all loans made in the preceding month. In addition, a loan committee of the Board of Directors of the Bank will review larger loans for prior approval when the loan request exceeds the established limits for the senior officers. Because of the Bank's local focus, management believes that it can achieve quality control while still providing prompt and personal service.

         The Bank intends to maintain a continuous loan review process designed to promote early identification of credit quality problems. The Bank's credit review administrator will be responsible for conducting a continuous internal review which tests compliance with loan policy and documentation of all loans. Any past due loans and identified problem loans will be reviewed with the Board of Directors on a monthly basis.

         Under the regulations of the OCC, a national bank's total outstanding loans and extensions of credit, both secured and unsecured, to one borrower may not exceed 15% of the bank's capital and surplus, plus an additional

10% of the bank's capital and surplus if the amount that exceeds the 15% general limit is fully secured by readily marketable collateral, as defined in the regulations. Under these regulations, the Bank's initial general lending limit to one borrower will be approximately $1,220,000, plus an additional $810,000 for loans secured by readily marketable collateral. While the Bank expects generally to employ more conservative lending limits, the Board of Directors will have discretion to lend up to these legal limits.

         COMMERCIAL LOANS. Commercial lending will be directed principally toward small to mid-sized businesses, including commercial real estate developers, whose demands for funds either fall within the legal lending limits of the Bank or can be satisfied through loan participations arranged by the Bank. The Bank intends to offer a variety of commercial loan services including term loans, lines of credit, and equipment receivables financing. A broad range of short-to-medium term commercial loans, both collateralized and uncollateralized, will be made available to businesses for working capital (including inventory and receivables), business expansion (including acquisitions of real estate and improvements), and the purchase of machinery and equipment. The purpose of a particular loan will determine its structure.

         The Bank's commercial loans are expected to be underwritten primarily on the basis of the borrower's ability to service such debt from income. As a general practice, the Bank expects to take as collateral a security interest in any available real estate, equipment, or other chattel, although such loans may be made on an uncollateralized basis. Secured working capital loans are expected to be primarily collateralized by short term assets, whereas term loans are expected to be collateralized primarily by long term assets.

         Unlike residential mortgage loans, which are generally made on the basis of the borrower's ability to make repayment from his employment and other income and which are collateralized by real property whose value tends to be easily ascertainable, commercial loans are typically made on the basis of the borrower's ability to make repayment from the cash flow of its business and are generally collateralized by business assets, such as accounts receivable, equipment and inventory. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business itself. Further, the collateral securing the loans, which may depreciate over time, occasionally cannot be appraised with as much precision as residential real estate, and may fluctuate in value based on the success of the business. Risks associated with these loans can be significant and include, but are not limited to, fraud, bankruptcy, economic downturns, deteriorated or non-existing collateral, customer financial problems, and changes in interest rates.

         RESIDENTIAL REAL ESTATE LOANS. The Bank will make real estate loans, consisting primarily of one to four- unit family structures. The loans, which will generally be long-term, will have either fixed or variable interest rates. It will be the Bank's general policy to retain all variable interest rate mortgage loans in the Bank's loan portfolio and to sell all fixed rate loans in the secondary market. This policy will be subject to review by management and the Bank's Board of Directors as a result of changing market and economic conditions and other relevant factors.

         Retention of variable interest rate loans in the Bank's loan portfolio is expected to reduce the Bank's exposure to fluctuations in interest rates. However, such loans generally pose credit risks different from the risks inherent in fixed rate loans, primarily because as interest rates rise the underlying payments from the borrowers rise, thereby increasing potential for default.

         Additionally, the Bank will make residential construction loans for one to four-unit family structures. The Bank will require a first lien position on the land associated with the construction project and will offer these loans to homeowners and qualified builders. Loan disbursements will require on-site inspections to assure the project is on budget and that the loan proceeds are being used for the construction project and not diverted to another project. The loan-to-value ratio for such loans will generally be 80% of the lower of as-built appraised value or project cost, and will be a maximum of 90% if the loan is amortized. To be eligible for a residential construction loan, a borrower must be pre-qualified for permanent financing.

         CONSUMER LOANS. The Bank plans to make consumer loans, consisting primarily of installment loans to individuals for personal, family and household purposes, including loans for automobiles, home improvements, second mortgages, home equity lines of credit, and investments. Consumer loans will be attractive to the Bank because they typically have a shorter term and carry higher interest rates than that charged on other types of loans. Consumer loans, however, do pose additional risks of collectibility when compared to traditional types of loans granted by commercial banks such as residential mortgage loans. In many instances, the Bank will be required to rely on the borrower's ability to repay since the collateral may be of reduced value at the time of collection. Accordingly, the initial determination of the borrower's ability to repay is of primary importance in the underwriting of consumer loans. Additional risks associated with consumer loans include, but are not limited to, fraud, deteriorated or non-existent collateral, general economic downturn, customer financial problems, and changes in interest rates.

         DEPOSITS. The Bank plans to attract deposits by offering a broad array of competitively priced deposit services, including personal and business checking accounts, senior checking accounts, interest-bearing checking accounts, regular savings accounts, money market deposits (transaction and investment), certificates of deposit, retirement accounts, and other deposit or fund transfer services as permitted by law or regulation and required to remain competitive in the Bank's market. The Bank intends to seek deposits through an aggressive marketing plan in its overall service area, a broad product line, and competitive services. The primary sources of deposits will be residents and businesses located in the Bank's PSA, attracted through personal solicitation by the Bank's officers and directors, direct mail solicitations, and advertisements published in the local media.

         OTHER BANK SERVICES. Management of the Bank intends to establish and provide other bank services, such as loans in excess of the Bank's lending limits, through relationships with correspondent banks and other third party service providers. There can be no assurance, however, that the Bank will be successful in establishing such relationships.

INVESTMENTS

         Funds generated by the Bank as a result of increases in deposits, decreases in loans, or otherwise which are not immediately used by the Bank will be invested in securities to be held in the investment portfolio. Such investments are expected to consist primarily of obligations of the United States (or obligations guaranteed as to principal and interest by the United States) and other investment grade securities, in compliance with the laws and regulations applicable to national banks. The investment portfolio will be structured so that it provides for an ongoing source of funds for meeting loan and deposit demands and for reinvestment opportunities to take advantage of changes in the interest rate environment.

ASSET AND LIABILITY MANAGEMENT

         The Bank intends to manage its assets and liabilities to provide an optimum and stable net interest margin, a profitable after-tax return on assets and return on equity, and adequate liquidity. These management functions will be conducted within the framework of written loan and investment policies, which the Bank intends to adopt. The Bank will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities.

DATA PROCESSING

         Data processing services will be purchased on a contract basis, reducing the number of persons otherwise required to handle the operational functions of the Bank. The Bank is in the process of discussing arrangements with potential data processing providers.

EMPLOYEES

         Upon commencement of operations, the Bank is expected to have approximately 19 full time-equivalent employees. The Company is not expected to have any employees who are not also employees of the Bank. At present, the Company's only full-time employees are Mr. Richard E. Horne and Mr. Sidney T. Jackson.

         The Bank intends to hire additional officers and employees prior to commencement of the Bank's operations. The Bank plans to employ as officers and employees primarily persons from the Naples area who have substantial experience and proven records in banking. The Bank plans to pay competitive salaries to attract and retain such officers and employees.

LEGAL PROCEEDINGS

         Neither the Company nor the Bank is a party to any pending legal proceeding. Management believes there is no litigation threatened in which the Company or the Bank faces potential loss or exposure or which will materially affect shareholders' equity or the Company's business or financial condition upon completion of the Offering.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN
                                  OF OPERATION


         The Company is still in a developmental stage and will remain in that stage until the Offering is completed and the Bank commences operations. The Company's ability to commence operations is contingent upon obtaining adequate financial resources through the Offering.

ORGANIZATIONAL LOANS, ADVANCES AND LINE OF CREDIT



         In order to obtain funding for its start-up and organizational expenses, during 1997 the Company issued to twenty-nine individuals a series of promissory notes for the Organizational Loans in an aggregate principal amount of $900,000. The proceeds of certain of these Organizational Loans were used to repay prior Organizational Loans in an aggregate principal amount of $200,000. On December 31, 1998, additional funds were advanced to the Company under the Line of Credit which were used to repay a further $175,000 in aggregate principal amount of the Organizational Loans. The remaining principal balance on the Organizational Loans of $525,000 matures on January 31, 1999. The Organizational Loans are currently evidenced by 24 separate promissory notes ranging in principal amount from $25,000 to $100,000. The interest rate on the Organizational Loans is 8% per annum from their respective dates of issuance to March 31, 1998, and 13% per annum from March 31, 1998 until the date of payment, and a funding fee equal to 8% of the principal is due each lender at maturity. All of the notes may be prepaid without penalty. Assuming a repayment date of January 31, 1999, approximately $655,312 of the net proceeds of the Offering will be used to pay the principal, accrued interest and fees for these loans.
If the Offering does not close by January 31, 1999, the Organizational Loans will be in technical default. However, the Organizers do not anticipate that the holders of the Organizational Loans will take any legal action.


         The Company has received the Advances from various of its directors in an aggregate amount of $50,000. The Advances do not bear interest, and the letter agreements documenting the Advances do not provide for a right of repayment on any date.


         The Company has obtained the Line of Credit in the aggregate maximum amount of $400,000 from The Banker's Bank, of Atlanta, Georgia, under the terms of which $320,000 was outstanding as of December 31, 1998. The Line of Credit bears interest at a variable rate to be adjusted based on the changes in a published "Prime Rate", set initially at 8.0% per annum for the November Line of Credit and 7.75% per annum for the December Line of Credit. Payments of accrued interest on the November Line of Credit are to be made quarterly beginning February 15, 1999. Payments of accrued interest on the December Line of Credit are to be made quarterly beginning March 31, 1999. The Line of Credit matures on July 15, 1999.



         Since September 30, 1998, the date of the Company's most recent audited financial statements, the Company has continued to incur pre-operating expenses. At September 30, 1998, the Company's accumulated deficit was $776,608. The additional expenses incurred by the Company since such date related principally to legal and professional fees incurred in the regulatory application process and in connection with this offering, salaries and supplies.

LEASE AGREEMENTS

         On July 30, 1997, the Company entered into a lease with Dooner Family Equities, Ltd. (the "Dooner Lease") with respect to real property located at 1010 Fifth Avenue South, Naples, Florida, intended to be occupied by the Bank. Pursuant to the terms of the Dooner Lease, the Company was required to make a non-refundable $20,000 deposit to be credited towards the first month's rental upon commencement of the lease term. The Dooner Lease was terminable by the Company in the event that, among other things, the Company and the Bank did not receive all required regulatory and administrative approvals for the opening of the Bank and the commencement of its business by December 31, 1997. By letter dated December 26, 1997, the Company terminated the Dooner Lease, thereby forfeiting the above deposit.

         Pursuant to the terms of the Lease for the Bank's current proposed site at Airport Pulling Road and Vanderbilt Beach Road, the Company has made a non-refundable $25,000 deposit, to be credited towards the first month's rental upon commencement of the Lease term.

CASH REQUIREMENTS

         The Company believes that the net proceeds of the Offering will satisfy the Company's cash requirements for at least the twelve month period following the opening of the Bank. Accordingly, the Company does not anticipate that it will be necessary to raise additional funds for the operation of the Company and the Bank over the next twelve months. For additional information regarding material expenditures during such period, see "Use of Proceeds." For additional information regarding the plan of operations for the Company and the Bank, see "Business" and "Management."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The directors and executive officers of the Company and the Bank and their ages and positions with the Company and the Bank are set forth below:


                                                        POSITION WITH
NAME                                            AGE     COMPANY AND BANK(1)(2)
----                                            ---     ----------------------
Richard E. Horne..............................  51      Director, President and
                                                        Chief Executive Officer

Sidney T. Jackson.............................  56      Senior Vice President of
                                                        the Bank

William J. Ryan...............................  66      Director

Pierce T. Neese...............................  58      Director

Earl G. Hodges................................  71      Director

William L. McDaniel, Jr.......................  37      Director


Donald W. Ketterhagen, M.D....................  49      Director, Secretary


_____________

(1) Each of these individuals serves the Company and the Bank in the same capacities set forth above, except that Mr. Jackson is not an officer or director of the Company.
(2) The Board of Directors of the Company is divided into three classes, designated Class I, Class II and Class III. See "--Board of Directors."

         Officers of the Company and the Bank are elected annually by their respective Boards of Directors.

         Set forth below is a description of the business experience during the past five years or more and other biographical information for the directors and executive officers identified above.

         RICHARD E. HORNE, a director of the Company and the Bank, has been elected by the Board of Directors to serve as the President and Chief Executive Officer of the Company and the Bank. He is an executive level commercial banker with 24 years experience in the marketing and management of a wide array of financial services. Most recently, from August 1992 to February 1998, Mr. Horne held the position of Executive Vice President and Chief Lending Officer at Trustmark National Bank, the largest bank in Mississippi with assets of $5.5 billion. During his six years with Trustmark, Mr. Horne had statewide responsibility for commercial, real estate and mortgage lending. Further, he was a member of the Executive Management Committee and also served as the chairperson of the Senior Loan Committee which was responsible for approval of all credits in excess of $1 million. Mr. Horne was also instrumental in changing the credit culture by establishing bankwide credit underwriting standards. From 1988-1992, Mr. Horne was a Senior Vice President with Citizens and Southern National Bank of Florida, responsible for the retail banking group in Broward County. This consisted of twenty-four branches, 300 employees, $750 million in deposits and $125 million in small business and consumer loans. Between 1980-1988 as a Vice President, he managed C&S Bank's top performing commercial lending unit in the Atlanta market targeting businesses with annual revenues of less than $25 million. Prior to 1980, he held various marketing and credit positions with Trust Company of Georgia. Mr. Horne completed service with the U.S. Navy, attaining the rank of Lieutenant (jg). He received a B.S. degree from Presbyterian College in 1969. Civic involvement has included Board Member Junior Achievement, American Heart Association, Boys and Girls Clubs, and Chairman, Metro Housing Partnership in Jackson, Mississippi.

         SIDNEY T. JACKSON, an organizer of the Bank, will assume the title of Senior Vice President of the Bank with direct responsibilities for operations and administration. Mr. Jackson served as a Director and President of the Company from April 1997 to April 1998. He has a total of thirty-three years of banking experience, the past 22 years of which have been spent in senior positions with banks in Naples. From May 1994 to April 1997, Mr. Jackson was employed with Southwest Banks where he served as Senior Vice President and Senior Operations Officer. From 1986 to 1994, he was employed with SunBanks Naples, N.A. where he held the position of Executive Vice President and Chief Administration Officer. Mr. Jackson served as the 1996 Chairman of United Way of Collier County and is a Director with the Collier County 100 Club, Chamber of Commerce and former President of the Bank Administration Institute. Mr. Jackson attended the School of Banking of the South.


         WILLIAM J. RYAN, a director of the Company and the Bank, is the former President and Chief Executive Officer of Palmer Wireless, Inc., Fort Myers, Florida, a cellular telephone service provider, in which positions he served from 1982 to 1998. Palmer Wireless, which was recently sold by Mr. Ryan, is a communications technology company, the shares of which were listed on Nasdaq. Mr. Ryan moved to the Naples area in 1955 and has been involved in both banking and community activities. He has fifteen years experience as a bank director and had served in such capacity with C&S Bank, Fort Myers, Florida; Norwest Bank, Des Moines, Iowa; and First National Bank, Naples, Florida. He is the Vice Chairman of the Naples Philharmonic Center for the Arts and a Director and Member of the Executive Committee of the Naples Community Hospital. His past community involvement includes serving as Chairman-Economic Development Council for Collier County, Chairman-Florida State Emergency Communications Committee, President-Collier County Unit of American Cancer Society and President-Naples Area Chamber of Commerce. Mr. Ryan is a graduate of the University of Notre Dame.

         PIERCE T. NEESE, a director of the Company and the Bank, has over 40 years experience in community banking and, since 1975, has served as the Chairman and Chief Executive Officer of Etowah Bank, a $430 million commercial bank in Canton, Georgia. The Board of Directors of Etowah Bank has recently completed a merger with Regions Bank, Birmingham. Mr. Neese will continue as an employee of Regions (Etowah) through the close of the merger and during an overlap period that will extend into 1999. Mr. Neese has maintained a residence in Naples for a number of years and will be spending a portion of his time as an active Florida resident. Mr. Neese expects to impart his extensive banking expertise to the Board and management with regard to lending decisions and near term strategies. His civic and community interests in Georgia include, past President of the Cherokee County Chamber of Commerce, past Chairman-Development Authority of Cherokee County, Director-Georgia Chamber of Commerce, Member Board of Trustees-Reinhardt College and past Chairman of the Cherokee County Board of Education. His social interests have included past President-Canton Golf Club, past President Cherokee High Band Booster Club and member of the Atlanta National Golf Club. Mr. Neese intends to become actively involved in civic and community affairs in Naples.

         EARL G. HODGES, a director of the Company and the Bank, is a licensed mortician and currently a consultant to Hodges Funeral Chapel, Naples, a company that he started in Naples in 1962. Mr. Hodges sold his ownership in 1993 and continues to serve as Funeral Director. He also serves as a consultant to Kraeer Holdings, a funeral home in Pompano Beach. Mr. Hodges received his degree in Mortuary Science in 1948 and has been in this industry for 50 years. In Naples, Mr. Hodges also owns NVC, Inc., a rental property company and Preferred Travel of Naples, Inc., a travel agency. From 1979-1988, he served as Chairman of the Board of Marine Savings and Loan Association, Naples (now owned by AmSouth) and from 1989-1992 was an advisory board member of First Florida Bank, N.A. Collier County. Currently, Mr. Hodges is actively involved in many civic groups, including: Director- Collier County 100 Club, President-Collier County Junior Deputy League, Collier County Sheriff's Citizen Advisory Board and Collier Athletic Club. Formerly, Mr. Hodges served as President-Naples Area Chamber of Commerce, President-Collier County United Way, Chairman-American Red Cross and Trustee-Edison Community College.

         WILLIAM L. MCDANIEL, JR., a director of the Company and the Bank, is a licensed real estate broker in Naples and has served as President of The Realty Company since 1989. Mr. McDaniel has been involved in construction, land sales, development, residential sales and commercial management and sales since relocating to Naples in 1982.

He is very active in the Masonic organization, serving as President of the Masters and Wardens Association and as a committeeman on the Grand Masters Charity in 1995, and in 1996, as District Deputy Grand Master. Mr. McDaniel is also a charter member of the East Naples Kiwanis Club and served as Treasurer from 1984-87. In addition, he was elected president of the Naples High Twelve Club in 1989. Mr. McDaniel continues to be involved in other civic endeavors relating to his young family and Vanderbilt Presbyterian Church.

         DONALD W. KETTERHAGEN, M.D., a director of the Company and the Bank and the Secretary of the Company, is a practicing physician in Naples and has served as President of Women's Health Consultants of S.W. Florida since 1990. He has maintained a practice in Naples that spans twenty years, primarily in the specialty of obstetrics and gynecology. In the mid-1980's Dr. Ketterhagen served as President of the Collier County Medical Society. He also was a board member of YouthHaven, an organization dedicated to helping children from troubled situations. Most recently, Dr. Ketterhagen served on the Board of Directors of the Catholic Social Services Agency. Dr. Ketterhagen received his undergraduate degree from Notre Dame, completed his medical training at Marquette Medical School and performed his internship at St. Joseph Hospital, Milwaukee. He is licensed to practice medicine in Florida and Wisconsin.


         Additionally, Mr. Horne intends to identify and propose to the Board of Directors of the Bank a management team, consisting of a senior lending officer knowledgeable in the Collier County market, a highly experienced chief financial officer and a bank business development officer.

BOARD OF DIRECTORS

         The number of directors of the Company is currently fixed at six. The Articles of Incorporation provide for the Board of Directors to consist of not less than two nor more than twenty-five persons, with the precise number to be determined from time to time by the Board of Directors. The directors are divided into three classes, designated Class I, Class II and Class III. Each class will consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the Company's initial Class I directors (Richard E. Horne and Earl G. Hodges) expires at the Company's annual meeting of shareholders in 1999; the term of the Company's initial Class II directors (William J. Ryan and Donald W. Ketterhagen) expires at the Company's annual meeting of shareholders in 2000; and the term of the Company's initial Class III directors (Pierce T. Neese and William L. McDaniel, Jr.) expires at the Company's annual meeting of shareholders in 2001. At each annual meeting of shareholders, successors to the class of directors whose term expires at the annual meeting will be selected for a three-year term. If the number of directors is changed, an increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Any director elected to fill a vacancy will have the same remaining term as that of his predecessor. In the case of the removal of a director from office, the resulting vacancy on the Board of Directors shall be filled by the vote of at least three-fourths (3/4) of the outstanding Common Shares. Any other vacancy on the Board of Directors may be filled by a majority vote of the remaining directors then in office or by action of the shareholders. Any director may be removed, with or without cause, at any regular or special meeting of shareholders called for that purpose.

         The effect of the classified Board of Directors is to make it more difficult for a person, entity or group to effect a change in control of the Company through the acquisition of a large block of the Company's voting stock.

COMPENSATION OF DIRECTORS

         The directors of the Company are not currently compensated for their attendance at the Company's regularly scheduled or special meetings or for other services. At such time as the Bank has become profitable, the Company may consider the grant of appropriate compensation in accordance with applicable laws and regulations. The directors of the Company will not be compensated for services in their capacity as directors of the Bank.

COMMITTEES OF THE COMPANY AND THE BANK

         Presently, the Company's Board of Directors has an Audit Committee, a Compensation Committee and a Site Committee. The Company's Board of Directors will establish an Investment Committee and the Bank's Board of Directors will establish a Loan Committee. The Company's Audit Committee will review internal audit procedures for the Company and the Bank, and it will coordinate and review the Company's annual audit by its independent auditors. The Compensation Committee will generally oversee the employment practices and employee benefits of the Company and the Bank. The Site Committee will approve leased premises for the Company's and Bank's offices. The Company's Investment Committee will adopt Investment Policies for the Company and the Bank and ensure adherence to those policies. The Investment Committee will also supervise the Company's and Bank's purchase and sale of securities.

         The Bank's Loan Committee will approve the Bank's Loan Policies and it will review larger lending accommodations recommended by the Bank's loan officers as well as monitor credit quality.

EXECUTIVE COMPENSATION


         The following table sets forth the compensation paid by the Company to Sidney T. Jackson, the Company's past Chief Executive Officer and Richard E. Horne, the Company's current Chief Executive Officer, during the Company's last completed fiscal year, which ended December 31, 1998.


                           SUMMARY COMPENSATION TABLE




NAME AND PRINCIPAL POSITION(S)(1)             YEAR                    SALARY
---------------------------------             -----                   ------
Sidney T. Jackson                             1998                   $23,100
    Senior Vice President of Bank             1997                   $59,937

Richard E. Horne                              1998                   $41,900
    Chief Executive Officer



_____________


(1) Mr. Jackson was the President and CEO of the Company from its inception to March 31, 1998, at which time Mr. Horne assumed such positions.


EMPLOYMENT AGREEMENT

         Prior to commencement of the Bank's operations, and provided that they receive no objection thereto from federal bank regulatory agencies, the Company and the Bank intend to enter into an employment agreement with Richard E. Horne (the "Employment Agreement"). Under the terms of the Employment Agreement, Mr. Horne will be employed by the Company and the Bank as their President and Chief Executive Officer. The Employment Agreement will have a term of three years commencing on the date the Bank opens for business. Under the terms of the Employment Agreement, Mr. Horne will receive an annual base salary of $120,000 and a monthly automobile allowance of $600. Under the Employment Agreement, beginning on the second anniversary of the date the Bank opens for business and in the discretion of the Company's Board of Directors, Mr. Horne will also be entitled to receive incentive compensation in the form of a cash bonus of up to fifty percent (50%) of his annual base salary, upon the achievement of certain performance goals. Mr. Horne will also be permitted to participate in life insurance, hospitalization, health insurance, disability and any other employee benefit plans of the Company that may be in effect from time to time to the extent that he is eligible under the terms of those plans. In the event of a change of control, as defined in the Employment Agreement, the Company and Bank would be collectively required to make a cash payment to Mr. Horne equal to 200% of the compensation, including any bonus, paid to Mr. Horne during the one-year period preceding the date of the change of control. The Employment Agreement is terminable at any time by either the Company or by Mr. Horne upon thirty days prior written notice. The Employment Agreement provides severance compensation in the event that Mr. Horne is terminated without cause consisting of payment of his base salary for a period of six months. In the event Mr. Horne voluntarily terminates his employment with the Company and the Bank, Mr. Horne will be prohibited for a period of 12 months thereafter from engaging, directly or indirectly, in any service to or employment by a financial institution located in Collier or Lee Counties, Florida.



         In addition, the Employment Agreement requires the Company to enter into a separate stock option agreement pursuant to which Mr. Horne will receive, under the terms of the Marine Bancshares, Inc. 1998 Stock Option Plan, incentive stock options to purchase 25,000 Common Shares of the Company. See "Stock Option Agreement" and "Stock Option Plan" below.


         The Company and the Bank also anticipate entering into similar employment and stock option agreements with approximately three other members of the senior management team who have not yet been identified by the Company.

STOCK OPTION AGREEMENT

         The Company intends to enter into a stock option agreement with Mr. Horne (the "Stock Option Agreement"). Under the Stock Option Agreement, Mr. Horne will be granted incentive stock options (the "Option") to purchase 25,000 Common Shares for $10.00 per share, an amount equal to the public offering price of the Common Shares. The number of shares subject to the Option and the Option price are both subject to an anti-dilution adjustment.


         Under the terms of the Stock Option Agreement, no portion of the Option may be exercised, except as noted below, prior to the date that the Bank opens for business (the "Commencement Date"). The Option vests as to, and becomes exercisable in equal portions of up to a maximum of, 5,000 Common Shares on the Commencement Date and on the first, second, third and fourth anniversaries of the Commencement Date. In the event of a change of control of the Bank or Company, as defined in the Stock Option Agreement, to the extent that any portion of the Option has vested but has not been exercised, Mr. Horne may immediately exercise the remaining portion of the Option. Furthermore, in the event of a change in control of the Bank or Company occurring after the third anniversary of the Commencement Date, to the extent that any portion of the Option has not previously vested, Mr. Horne may immediately exercise such portion of the Option only in accordance with notice, if any, received from the Board of Directors. Finally, to the extent that any portion of the Option has not been exercised, the Stock Option Agreement terminates and the Option expires on the earliest of (a) ninety days after termination of Mr. Horne's employment with the Company and the Bank for any reason except death, disability or retirement, (b) twelve months after termination of Mr. Horne's employment with the Company and the Bank because of his death, disability or retirement, or (c) the seventh anniversary of the Commencement Date.


STOCK OPTION PLAN



         On October 28, 1998, the Board of Directors of the Company adopted the Marine Bancshares, Inc. 1998 Stock Option Plan (the "1998 Plan") to promote the Company's growth and financial success. The 1998 Plan was approved by the Company's sole shareholder on October 28, 1998 and amended on January 21, 1999. Options may be granted under the 1998 Plan to the Company's directors, officers and employees. The 1998 Plan contemplates the grant of non-qualified stock options and incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The 1998 Plan is not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The 1998 Plan provides for option grants to purchase up to an aggregate of 200,000 Common Shares, subject to adjustment under certain circumstances (the "Option Shares"). The aggregate fair market value (determined at the time the option is granted) of the Common Shares with respect to which incentive stock options are exercisable for the first time by an optionee during a calendar year may not exceed $100,000. This limitation does not apply to non-qualified stock options. The 1998 Plan will expire upon the earlier to occur of: (i) the date on which all Option Shares have been issued upon exercise of options under the 1998 Plan; or (ii) the tenth anniversary of the 1998 Plan's effective date. The 1998 Plan will be administered by the Board of Directors or by a Committee appointed by the Board and consisting of at least two non-employee Board members. The exercise price of options granted under the 1998 Plan will be determined by the Board of Directors, but will in no event be less than 100% of the Market Price (as defined in the 1998 Plan) of one Common Share on the option grant date (110% in the case of a Ten Percent Owner, as defined in the 1998 Plan). Vested options under the 1998 Plan may be exercised in whole or in part, but in no event later than ten (10) years from the grant date (five years in the case of an incentive stock option granted to a Ten Percent Owner). If the optionee of an incentive stock option during his or her lifetime ceases to be an employee of the Company or any subsidiary of the Company for any reason other than his or her death or total disability, any option or unexercised portion thereof which is exercisable on the date the optionee ceases employment will expire three months following the date the optionee ceases to be an employee of the Company or of a subsidiary of the Company, but in no event after the term provided in the optionee's option agreement. If an optionee dies or becomes totally disabled while he or she is an employee of the Company or of a subsidiary of the Company, the option may be exercised by a legatee or legatees of the optionee under his or her last will or by his or her personal representative or representatives at any time within one year following his or her death or total disability, but in no event after the term provided in his or her option agreement. The foregoing limitations with respect to termination of employment or death do not apply to optionees of non-qualified stock options. Options granted under the 1998 Plan will only be assignable or transferable by the optionee by will or the laws of descent and distribution. During the optionee's lifetime, options are only exercisable by him or her. The Board of Directors may at any time terminate, modify or amend the 1998 Plan in any respect, except that without shareholder approval the Board of Directors may not (i) increase the number of Option Shares or (ii) change the class of 1998 Plan participants eligible for qualified incentive options. In no event will the termination, modification or amendment of the 1998 Plan, without the written consent of an optionee, affect his or her rights under an option or right previously granted to him or her.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH AFFILIATES

         The Company and the Bank expect to have banking and other business transactions in the ordinary course of business with directors and officers of the Company and the Bank, including members of their families or corporations, partnerships, or other organizations in which such directors and officers have a controlling interest. If such transactions occur, they (i) will be made in the ordinary course of business, (ii) will be made on substantially the same terms (including price, or interest rate and collateral) as those prevailing at the time for comparable transactions with unrelated parties, and (iii) in the opinion of management, will not involve more than the normal risk of collectibility or present other unfavorable features to the Company or the Bank. Additionally, certain federal banking laws restrict transactions between a national bank and an "affiliate", as defined in those laws, and the amount and types of loans that a national bank may make to an executive officer of a national bank. Certain laws of the State of Florida also restrict "affiliated transactions" between the Company and an "interested shareholder" or any "affiliate" or "associate" of an interested shareholder, as those terms are defined in Florida law. See "Supervision and Regulation."

ORGANIZATIONAL LOANS


         The Company has borrowed from certain individual lenders an aggregate amount of $900,000 to pay organizational and pre-opening expenses for the Company and the Bank, of which $525,000 in aggregate principal amount remains outstanding. Sidney T. Jackson, Senior Vice President of the Bank, holds one of these notes in the amount of $25,000. The principal, fees and accrued interest of these Organizational Loans will be repaid from the proceeds of the Offering. See "Use of Proceeds."


ADVANCES


         The Company has received Advances in an aggregate amount of $50,000 from the following members of its Board of Directors: Earl G. Hodges, William L. McDaniel, Jr., William J. Ryan, Donald W. Ketterhagen and Pierce T. Neese. The Advances do not bear interest, and none of the letter agreements executed by the Company and the above directors with respect to the Advances provide for a right of repayment on any date. A portion of the proceeds from the Offering will be used to repay the Advances.

ORGANIZERS' WARRANTS


         In connection with the Offering, each member of the Company's Board of Directors and the Company's organizers will be granted warrants to purchase 0.65 Common Share for each Common Share purchased by such director or other organizer in the Offering. The exercise price for such warrants will be $10.00 per share, the offering price of the Common Shares in the Offering. The warrants will vest in equal annual increments over a three year period commencing on the first anniversary of the closing date for the Offering and will terminate on the 10th anniversary of such closing date. The Company has reserved 126,100 Common Shares for issuance pursuant to exercise of the warrants.


         For a one-year period following the Offering, the Company will not grant to officers, directors, employees or 5% shareholders of the Company warrants or options with respect to Common Shares constituting, in the aggregate, more than 18.4% of the Common Shares outstanding.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         Except for 100 shares issued and sold to Richard E. Horne for the sole purpose of incorporating the Company, the Company currently has no Common Shares outstanding. These organizational shares will be repurchased by the Company at their original aggregate issue price of $100 concurrently with the closing of the Offering.

         The following table sets forth certain information regarding the anticipated beneficial ownership of the Company's Common Shares by: (i) each director and each executive officer of the Company and (ii) all directors and executive officers of the Company as a group. No person is expected to be the beneficial owner of more than 5% of the outstanding Common Shares following the Offering. Except as otherwise indicated, the persons named in the table will have sole voting and investment power with respect to all of the Common Shares expected to be owned by them.



                                                 BENEFICIAL OWNERSHIP
                                                 --------------------
NAME OF BENEFICIAL OWNER                      NUMBER             PERCENT
-------------------------                  OF SHARES (1)        OF CLASS (2)
                                           -------------        ------------

Earl G. Hodges                                  50,000               4.4%
Richard E. Horne (3)                            20,500               1.8%
Donald W. Ketterhagen                           12,000               1.0%
William L. McDaniel, Jr.                        20,000               1.7%
Sidney T. Jackson                               20,000               1.7%
Pierce T. Neese                                 41,500               3.6%
William J. Ryan                                 35,000               3.0%
All directors and executive officers as a
  group (7 persons)(3)                         199,000              17.2%



___________________

(1) In accordance with Rule 13d-3 promulgated pursuant to the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner of a security for purposes of the rule if he or she has or shares voting power or dispositive power with respect to such security or has the right to acquire such ownership within sixty days. As used herein, "voting power" is the power to vote or direct the voting of shares, and "dispositive power" is the power to dispose or direct the disposition of shares, irrespective of any economic interest therein.
(2) In calculating the percentage ownership for a given individual or group, the number of common shares outstanding includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within sixty days held by such individual or group, but are not deemed outstanding by any other person or group. This information assumes no exercise of the over-allotment option granted to the Underwriter.
(3) Includes options to purchase 5,000 Common Shares granted pursuant to the Stock Option Agreement, which options vest immediately upon execution thereof. See "Management--Stock Option Agreement."

                           SUPERVISION AND REGULATION

GENERAL

         The Company and the Bank will operate in a highly regulated environment, and the business activities of the Company and the Bank will be supervised by a number of federal regulatory agencies, including the Federal Reserve Board, the OCC and the FDIC.


         The following is a brief summary of certain statutes, rules and regulations affecting the Company and the Bank. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of the Company and the Bank. Supervision, regulation, and examination of the Company and the Bank by the bank regulatory agencies are intended primarily for the protection of the Federal Deposit Insurance Fund and the Bank's depositors rather than shareholders of the Company. The Company plans to comply, and to cause the Bank to comply, with all of the statutes and regulations described herein as may be applicable to them from time to time.


         The Company will be regulated by the Federal Reserve Board under the federal Bank Holding Company Act of 1956 (the "BHCA"), which requires every bank holding company to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of the voting shares of any bank or all or substantially all of the assets of a bank, or before merging or consolidating with another bank holding company. The Federal Reserve Board (pursuant to regulation and published policy statements) has maintained that a bank holding company must serve as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve Board policy, the Company may be required to provide financial support to its subsidiary bank at a time when, absent such Federal Reserve Board policy, the Company would not deem it advisable to provide such assistance.

         Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, which became effective in November 1994, the restrictions on interstate acquisitions of banks by bank holding companies were repealed as of September 29, 1995, such that the Company and any other bank holding company located in Florida is able to acquire a bank located in any other state, and a bank holding company located outside Florida can acquire any Florida-based bank, in either case subject to certain deposit percentage and other restrictions. Beginning on June 1, 1997, the legislation provides that unless an individual state has elected to prohibit out-of-state banks from operating interstate branches within its territory, adequately capitalized and managed bank holding companies will be able to consolidate their multi-state bank operations into a single bank subsidiary and to branch on an interstate basis. De novo branching by an out-of-state bank would be permitted only if it is expressly permitted by the laws of the host state. Florida does not permit de novo branching by an out-of-state bank. Therefore, the only method by which an out-of-state bank or bank holding company may enter Florida is through an acquisition. The authority of a bank to establish and operate branches within a state will continue to be subject to applicable state branching laws.

         A bank holding company is generally prohibited from acquiring control of any company which is not a bank and from engaging in any business other than the business of banking or managing and controlling banks. However, there are certain activities which have been identified by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto and thus permissible for bank holding companies. Effective April 21, 1997, the Federal Reserve Board revised and expanded the list of permissible non-banking activities, which now includes the following: extending credit and servicing loans; acting as investment or financial advisor to subsidiaries and certain outside companies; leasing personal and real property or acting as a broker with respect thereto; providing management and employee benefits consulting and career counseling services to nonaffiliated banks and nonbank depository institutions; operating certain nonbank depository institutions; performing certain trust company functions; providing certain agency transactional services, including securities brokerage services, riskless principal transactions, private placement services, and acting as a futures commission merchant; providing data processing and data transmission services; acting as an insurance agent or underwriter with respect to certain limited types of insurance; performing real estate appraisals; arranging commercial real estate equity financing; providing check-guaranty, collection agency and credit bureau services; engaging in asset management, servicing and collection activities;

providing real estate settlement services; acquiring certain debt which is in default; underwriting and dealing in obligations of the United States, the states and their political subdivisions; engaging as a principal in foreign exchange trading and dealing in precious metals; providing other support services such as courier services and the printing and selling of checks; and investing in programs designed to promote community welfare.

         In determining whether an activity is so closely related to banking as to be permissible for bank holding companies, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition and gains in efficiency that outweigh the possible adverse effects such as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices. Generally, bank holding companies are required to obtain the prior approval of the Federal Reserve Board to engage in any new activity not previously approved by the Federal Reserve Board. The Company has no current plans to engage in any business other than the business of owning and controlling the Bank.

         The Bank, as a subsidiary of the Company, is subject to restrictions under federal law in dealing with the Company and other affiliates, if any. These restrictions apply to extensions of credit to an affiliate, investments in the securities of an affiliate and the purchase of assets from an affiliate.

         Loans and extensions of credit by national banks are subject to legal lending limitations. Under federal law, a national bank may grant unsecured loans and extensions of credit in an amount up to 15% of its unimpaired capital and surplus to any person if the loans and extensions of credit are not fully secured by collateral having a market value at least equal to their face amount. In addition, a national bank may grant loans and extensions of credit to a single person in an amount up to 10% of its unimpaired capital and surplus, provided that the transactions are fully secured by readily marketable collateral having a market value, determined by reliable and continuously available price quotations, at least equal to the amount of funds outstanding. This 10% limitation is separate from, and in addition to, the 15% limitation for unsecured loans. Loans and extensions of credit may exceed the general lending limit if they qualify under one of several exceptions. Such exceptions include certain loans or extensions of credit arising from the discount of commercial or business paper, the purchase of bankers' acceptances, loans secured by documents of title, loans secured by U.S. obligations and loans to or guaranteed by the federal government.

CAPITAL ADEQUACY REQUIREMENTS

         Both the Company and the Bank are subject to regulatory capital requirements imposed by the Federal Reserve Board and the OCC. The Federal Reserve Board and the OCC have issued risk-based capital guidelines for bank holding companies and banks which make regulatory capital requirements more sensitive to differences in risk profiles of various banking organizations. The capital adequacy guidelines issued by the Federal Reserve Board are applied to bank holding companies on a consolidated basis. The OCC's risk capital guidelines apply directly to national banks regardless of whether they are subsidiaries of a bank holding company. Both agencies' requirements (which are substantially similar), provide that banking organizations must have capital equivalent to 8% of weighted risk assets. The risk weights assigned to assets are based primarily on credit risks. Both the Federal Reserve Board and the OCC have also implemented new minimum capital leverage ratios to be used in tandem with the risk-based guidelines in assessing the overall capital adequacy of banks and bank holding companies. Under these rules, banking institutions are required to maintain a ratio of 3% "Tier 1" capital to total assets (net of goodwill). Tier 1 capital includes common shareholders equity, noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less certain intangible assets.

         The OCC's guidelines provide that intangible assets are generally deducted from Tier 1 capital in calculating a bank's risk-based capital ratio. However, certain intangible assets which meet specified criteria ("qualifying intangibles"), such as mortgage servicing rights, are retained as a part of Tier 1 capital. The OCC currently maintains that only mortgage servicing rights and purchased credit card relationships meet the criteria to be considered qualifying intangibles. The OCC's guidelines formerly provided that the amount of such qualifying intangibles that may be included in Tier 1 capital was strictly limited to a maximum of 25% of total Tier 1 capital.

The OCC has amended its guidelines to increase the limitation on such qualifying intangibles from 25% to 50% of Tier 1 capital and further to permit the inclusion of purchased credit card relationships as a qualifying intangible asset.

         In addition, the OCC has adopted rules which clarify treatment of asset sales with recourse not reported on a bank's balance sheet. Among assets affected are mortgages sold with recourse under Federal National Mortgage Association, Federal Home Loan Mortgage Corporation and Federal Farm Credit Bank programs. The rules clarify that even though those transactions are treated as asset sales for bank Call Report purposes, those assets will still be subject to a capital charge under the risk-based capital guidelines.

         Both the risk-based capital guidelines and the leverage ratio are minimum requirements, applicable only to top-rated banking institutions. Institutions operating at or near these levels are expected to have well diversified risk, high asset quality, high liquidity, good earnings and in general, have to be considered strong banking organizations rated composite 1 under the CAMEL rating system for banks. Institutions with lower ratings and institutions with high levels of risk or experiencing or anticipating significant growth would be expected to maintain ratios 100 to 200 basis points above the stated minimums.

         The OCC, the Federal Reserve Board and the FDIC have adopted regulations revising their risk-based capital guidelines to ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank's financial condition and is inherent to the business of banking. Under the new regulations, when evaluating a bank's capital adequacy, the agency's capital standards now explicitly include a bank's exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a bank's economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts. Concurrently, the agencies issued a joint policy statement, effective June 26, 1996, to provide guidance on sound practices for managing interest rate risk. In the policy statement, the agencies emphasize the necessity of adequate oversight by a bank's Board of Directors and senior management and of a comprehensive risk management process. The policy statement also describes the critical factors affecting the agencies' evaluations of a bank's interest rate risk when making a determination of capital adequacy. The agencies' risk assessment approach used to evaluate a bank's capital adequacy for interest rate risk relies on a combination of quantitative and qualitative factors. Banks that are found to have high levels of exposure and/or weak management practices will be directed by the agencies to take corrective action.

         The Federal Reserve Board's regulations provide that the foregoing capital requirements will generally be applied on a bank-only (rather than a consolidated) basis in the case of a bank holding company with less than $150 million in total consolidated assets. Nonetheless, on a pro forma basis, assuming the issuance and sale by the Company of 1,150,000 Common Shares at $10.00 per share, the Company's risk-based capital ratio and leverage ratio, in each case as calculated on a consolidated basis under the Federal Reserve Board's capital guidelines, would exceed these requirements.

PROMPT CORRECTIVE ACTION

         The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA"), enacted on December 19, 1991, provides for the development of a regulatory monitoring system requiring prompt corrective action on the part of banking regulators with regard to certain classes of undercapitalized institutions. While the FDICIA does not change any of the minimum capital requirements, it directs each of the federal banking agencies to issue regulations putting the monitoring plan into effect. The FDICIA creates five "capital categories" ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized") which are defined in the FDICIA and which will be used to determine the severity of corrective action the appropriate regulator may take in the event an institution reaches a given level of undercapitalization. For example, an institution which becomes "undercapitalized" must submit a capital restoration plan to the appropriate regulator outlining the steps it will take to become adequately capitalized. Upon approving the plan, the regulator will monitor the institution's compliance. Before a capital restoration plan will be approved, any entity controlling a bank (i.e., holding companies) must guarantee compliance with the plan until the institution has been adequately capitalized for four consecutive calendar quarters. The liability of the holding company is limited to the lesser of five percent of the institution's total assets or the amount which is necessary to bring the institution into compliance with all capital standards. In addition, "undercapitalized" institutions will be restricted from paying management fees, dividends and other capital distributions, will be subject to certain asset growth restrictions and will be required to obtain prior approval from the appropriate regulator to open new branches or expand into new lines of business.

         As an institution's capital levels decline, the extent of action to be taken by the appropriate regulator increases, restricting the types of transactions in which the institution may engage and ultimately providing for the appointment of a receiver for certain institutions deemed to be critically undercapitalized.

         In order to comply with the FDICIA, the Federal Reserve Board, the OCC and the FDIC have adopted regulations defining operational and managerial standards relating to internal controls, loan documentation, credit underwriting criteria, interest rate exposure, asset growth, and compensation, fees and benefits.

         In response to the directive issued under the FDICIA, the regulators have established regulations which, among other things, prescribe the capital thresholds for each of the five capital categories established by the FDICIA. The following table reflects the capital thresholds:

                                                    TOTAL RISK-       TIER 1 RISK-   TIER 1
                                                   BASED CAPITAL   BASED CAPITAL    LEVERAGE
                                                       RATIO              RATIO       RATIO
                                                   -------------   --------------  -----------
                                                                   >C>

Well capitalized (1).............................  /greater/=10%   /greater/=6%    /greater/=5
Adequately Capitalized (1).......................  /greater/=8     /greater/=4     /greater =4(2)
Undercapitalized (4).............................  /less than/8    /less than/4    /less than/4(3)
Significantly Undercapitalized (4)...............  /less than/6    /less than/3    /less than/3
Critically Undercapitalized......................       --                 --      /less than/=2(5)

____________
(1)      An institution must meet all three minimums.
(2) 3% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.
(3) less than 3% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.
(4) An institution falls into this category if it is below the specified capital level for any of the three capital measures.
(5)      Ratio of tangible equity to total assets.


         In addition, in its application to the OCC to obtain a national bank charter and in its application to the FDIC to obtain federal deposit insurance, the Bank represented that it intends to maintain a Tier 1 capital ratio of at least 8% for the first three years of its operation. The Company intends to comply with the FDICIA.

         The scope of regulation and permissible activities of the Company and the Bank is subject to change by future federal and state legislation. In addition, regulators sometimes require higher capital levels on a case-by-case basis based on such factors as the risk characteristics or management of a particular institution. The Company and the Bank are not aware of any attributes of their operating plan that would cause regulators to impose higher requirements.

OTHER REGULATION

         FDIC. The deposits of customers with the Bank will be insured by the FDIC to the fullest extent provided by law. The major functions of the FDIC with respect to insured banks include paying depositors in the event an insured bank is closed because of its inability to meet the demands of depositors, acting as a receiver of insured banks placed in receivership, and preventing the continuance or development of unsafe and unsound banking practices. In addition, the FDIC is authorized to examine national banks whenever it deems such examination necessary to determine the condition of the institution for insurance purposes. The FDIC also approves conversions, mergers, consolidations and assumption of deposit liability transactions between insured banks and non-insured banks or institutions.

         DIVIDENDS. The Bank will be restricted in its ability to pay cash dividends to the Company under the national banking laws and by regulations of the OCC. Pursuant to 12 U.S.C. Section 56, a national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits, subject to other applicable provisions of law. Payments of dividends out of undivided profits is further limited by 12 U.S.C. Section 60(a), which prohibits a bank from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus not less than 1/10 of the Bank's net income of the preceding two consecutive half-year periods (in the case of an annual dividend). Pursuant to 12 U.S.C. Section 60(b), the approval of the OCC is required if the total of all dividends declared by the Bank in any calendar year exceeds the total of its net income for that year combined with its retained net income for the preceding two years, less any required transfers to surplus.

         The OCC has enacted regulations concerning the level of allowable dividend payments by national banks. The intended effect of these regulations is to make the calculation of national banks' dividend-paying capacity consistent with generally accepted accounting principles (GAAP). In this regard, the allowance for loan and lease losses is not considered an element of either "undivided profits then on hand" or "net profits." Further, a national bank may be able to use a portion of its capital surplus account as "undivided profits then on hand," depending on the composition of that account.

         CRA AND FAIR LENDING. On April 19, 1995, the federal bank regulatory agencies adopted revisions to the regulations promulgated pursuant to the Community Reinvestment Act of 1977 (the "CRA"), which are intended to set distinct assessment standards for financial institutions. The revised regulation contains three evaluation tests: (a) a lending test which will compare the institution's market share of loans in low to moderate-income areas to its market share of loans in its entire service area, (b) a services test which will evaluate the provision of services that promote the availability of credit to low- and moderate-income areas, and (c) an investment test, which will evaluate an institution's record of investments in organizations designed to foster community development, small- and minority-owned businesses and affordable housing lending, including state and local government housing or revenue bonds. The regulation is designed to provide regulators, institutions and community groups with an objective and predictable manner with which to evaluate the CRA performance of financial institutions. The rule became effective on January 1, 1996, when evaluation under streamlined procedures began for institutions with assets of less than $250 million that are owned by a holding company with total assets of less than $1 billion.

         Congress and the federal agencies responsible for implementing the nation's fair lending laws, which include the Department of Housing and Urban Development, the Federal Trade Commission, and the Department of Justice in addition to the federal banking agencies, have been increasingly concerned that prospective home buyers and other borrowers are experiencing discrimination in their efforts to obtain loans. In recent years, the Department of Justice has filed suit against financial institutions which it determined had engaged in discriminatory lending, seeking fines and restitution for borrowers who allegedly suffered from these practices. Most, if not all, of these suits have been settled (some for substantial sums) without a full adjudication on the merits.

         On March 8, 1994, the federal agencies, in an effort to clarify what constitutes lending discrimination and to specify the factors the agencies will consider in determining if lending discrimination exists, announced a joint policy statement detailing specific discriminatory practices prohibited under the Equal Credit Opportunity Act of 1974 and the Fair Housing Act of 1968. In the policy statement, three methods of proving lending discrimination were identified: (a) overt evidence of discrimination, when a lender blatantly discriminates on a prohibited basis, (b) evidence of disparate treatment, when a lender treats applicants differently based on a prohibited factor even where there is no showing that the treatment was motivated by prejudice or a conscious intention to discriminate against a person, and (c) evidence of disparate impact, when a lender applies a practice uniformly to all applicants, but the practice has a discriminatory effect, even where such practices are neutral on their face and are applied equally, unless the practice can be justified on the basis of business necessity.

         FDIC INSURANCE ASSESSMENTS. The Bank will be subject to FDIC deposit insurance assessments for the Bank Insurance Fund ("BIF"). The FDIC has implemented a risk-based assessment system under which banks are assessed on a sliding scale depending on their placement in nine separate supervisory categories. Recent legislation provides that BIF insured institutions, such as the Bank, will share the Financial Corporation ("FICO") bond service obligation. Previously, only financial institutions (typically thrifts) insured under the Savings Association Insurance Fund ("SAIF") were obligated to contribute to the FICO bond service. As of the most recent BIF semiannual assessment period, June 30, 1998, BIF insured financial institutions paid federal deposit insurance assessments ranging from zero cents ($0.0) per $100 of BIF insured deposits, the rate for the healthiest and highest rated institutions, to twenty-seven cents ($0.27) per $100 of BIF insured deposits, the rate for the lowest rated institutions. It is anticipated that initially the Bank will be in the highest rated category and thus, based on the most recent assessment period, pay no federal deposit insurance assessment. As of the most recent FICO assessment adjustment date, June 30, 1998, BIF insured institutions were required to pay an annual FICO assessment, payable in quarterly installments, of one and twenty-sixth hundredths cents ($0.0126) per $100 of insured deposits.

         FUTURE REQUIREMENTS. Statutes and regulations may be proposed containing wide-ranging measures for altering the structures, regulations and competitive relationships of the nation's financial institutions. It cannot be predicted whether or in what form any proposed statutes or regulations will be adopted or the extent to which the business of the Company and the Bank may be affected by such statutes or regulations.

FLORIDA BUSINESS CORPORATION ACT

         DIVIDENDS. The Company will be restricted in the payment of dividends by the Florida Act, which prohibits a corporation from making a distribution to its shareholders if, after giving effect to the distribution, the corporation would be unable to pay its debts as they become due in the usual course of business, or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

         BANK HOLDING COMPANY PROVISIONS. Florida does not impose additional statutory provisions on the Company because of the Company's status as a bank holding company.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         The Company's Articles of Incorporation authorize the Company to issue
(i) up to 10,000,000 Common Shares, par value $.01 per share, of which 1,150,000 shares will be issued pursuant to the Offering, and (ii) up to 2,000,000 Preferred Shares, the par value and other rights of which may be determined by the Board of Directors at the time it authorizes issuance thereof. No other classes of capital stock are authorized. Other than the Organizer Warrants and options to purchase 25,000 Common Shares to be granted to Richard E. Horne under the Option Agreement, there are no outstanding options to purchase, warrants for, or securities convertible into, the Common Shares. See "Management -- Stock Options."

COMMON SHARES

         All Common Shares of the Company will be entitled to share equally in dividends from funds legally available therefor, when, as and if declared by the Board of Directors, and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in all assets of the Company available for distribution to the shareholders. It is not anticipated that the Company will pay any cash dividends on the Common Shares in the near future. See "Dividend Policy." Each holder of Common Shares will be entitled to one vote for each share on all matters submitted to the vote of the shareholders. There is no right to cumulative voting. The Common Shares do not have any redemption provisions and the holders thereof will not have any preemptive or conversion rights. The outstanding Common Shares are, and all Common Shares issued in accordance with the terms of the Offering as described in this Prospectus will be, fully-paid and non-assessable.

PREFERRED SHARES


         Under its Articles of Incorporation, the Company is authorized to issue 2,000,000 Preferred Shares. The Board of Directors of the Company is authorized to issue Preferred Shares in series and to fix the particular designation of, and the rights, preferences, privileges and restrictions granted to and imposed upon, each series, all without further approval of the Company's shareholders. (Such authorization includes the power to issue Preferred Shares which carry voting or conversion rights that may adversely affect the voting power of the holders of Common Shares.) The Company has no plans at this time to issue any of the Preferred Shares. Any such issuance of Preferred Shares could have the effect of delaying or preventing a change of control.

ORGANIZERS' WARRANTS


         In connection with the Offering, each member of the Company's Board of Directors and the Company's organizers will be granted warrants to purchase 0.65 Common Share for each Common Share purchased by such directors and other organizers in the Offering (the "Organizers' Warrants"). The exercise price for the Organizers' Warrants will be $10.00 per share, the offering price of the Common Shares in the Offering. The Organizers' Warrants will vest in equal annual increments over a three year period commencing on the first anniversary of the closing date for the Offering and will terminate on the 10th anniversary of such closing date. The Company has reserved 126,100 Common Shares for issuance pursuant to exercise of the Organizers' Warrants.



SPECIAL SHAREHOLDERS' MEETING

         Article II, Section 2 of the Company's Amended and Restated Bylaws allows a special meeting of shareholders to be called only by: the Board of Directors, the President, or the Secretary of the Company or, upon demand made in conformance with Florida law, by the holder(s) of not less than 10% of all the votes entitled to be cast on any issue to be considered at such meeting.

AMENDMENT OF PROVISIONS

         Except as set forth below under "--Certain Provisions of the Articles of Incorporation and By-Laws", any provision of the Company's Articles of Incorporation may be amended or repealed in the manner prescribed by Florida law. In general, any amendment to the Company's Articles of Incorporation must be approved by a majority of the outstanding shares of Common Stock, with the exception that certain amendments of an administrative nature may be adopted by the Board of Directors of the Company without shareholder approval.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BY-LAWS

         The Company's Articles of Incorporation contain provisions requiring supermajority shareholder approval to effect certain extraordinary corporate transactions which are not approved by three-fourths of the Board of Directors. The Articles of Incorporation require, in addition to any other approval or consent required under the laws of the State of Florida, the affirmative vote or consent of the holders of at least two-thirds (2/3) of the shares of each class of stock entitled to vote in elections of directors to approve any merger or consolidation of the Company or any subsidiary of the Company with or into any Interested Person (as defined), regardless of the identity of the surviving corporation, any sale, lease or other disposition of all or any substantial part (assets having an aggregate fair market value in excess of twenty-five percent (25%) of the total assets of the Company) of the assets of the Company or any subsidiary of the Company to any Interested Person for cash, real or personal property, including securities, or any combination thereof, any issuance or delivery of securities of the Company or a subsidiary of the Company to any Interested Person in consideration for or in exchange of any securities or other property (including cash), or the liquidation of the Company ("Covered Transaction"), if any person who, as of the record date for the determination of shareholders entitled to notice of any Covered Transaction and to vote thereon or consent thereto, as of the date of such vote or consent, or immediately before consummation of any Covered Transaction, owns beneficially five percent or more of any voting stock of the Company entitled to vote in elections of directors ("Interested Person") is a party to the transaction, unless three-fourths (75%) of the entire Board of Directors has approved the transaction, in which case the affirmative vote of a majority of each class of stock entitled to vote in elections of directors is required. In addition, the Articles of Incorporation require, in addition to any approval of the Board of Directors or any shareholder vote or consent required under Florida law, any other provision in the Articles of Incorporation or otherwise, the separate approval by the holders of a majority of the shares of each class of stock of the Company entitled to vote in elections of directors which are not beneficially owned, directly or indirectly, by an Interested Person, of any Covered Transaction other than a liquidation of the Company ("Business Combination"), if an Interested Person is a party to such transaction; provided, that such approval is not required if (a) the consideration to be received by the holders of the stock of the Company meets certain minimal levels determined by a formula under the Articles of Incorporation (generally the highest price paid by the Interested Person for any shares which he has acquired), (b) there has been no reduction in the average dividend rate from that which was obtained prior to the time the Interested Person became such, and (c) the consideration to be received by shareholders who are not Interested Persons shall be paid in cash or in the same form as the Interested Person previously paid for shares of such class of stock. These Articles of the Company's Articles of Incorporation, as well as the Article establishing a classified Board of Directors, may be amended, altered, or repealed only by the affirmative vote or consent of the holders of at least three-fourths of the shares entitled to vote in elections of directors.

         The effect of these provisions is to make it more difficult for a person, entity or group to effect a change in control of the Company through the acquisition of a large block of the Company's voting stock.

         The Company has elected to opt-out of the anti-takeover provisions set forth in Sections 607.0901 (relating to affiliated transactions) and 607.0902 (relating to control share acquisitions) of the Florida Act.

INDEMNIFICATION PROVISIONS

         The Articles of Incorporation of the Company provide for the indemnification of directors, officers, employees and agents of the Company to the full extent permitted by Florida law. In addition, as permitted by federal law, the Bank's Articles of Association provide for the indemnification of the Bank's officers, directors, employees and agents to the fullest extent permitted by the laws of Florida, subject only to the limits of the corporate powers of a national bank. Under such provisions, any director, officer, employee, or agent who, in his or her capacity as such, is made or threatened to be made a party to any suit or proceeding shall be indemnified if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or the Bank. The Company expects to purchase directors' and officers' liability insurance. Such insurance may provide protection whether or not the Company or the Bank would have had the power to indemnify against such liability. The Company is not aware of any pending or threatened action, suit or proceeding involving any of its directors, officers, employees or agents for which indemnification from the Company or the Bank may be sought. It is possible that the indemnification obligations imposed under the Company's Articles of Incorporation and the Bank's Articles of Association could result in a charge against the Company's or the Bank's earnings and thereby, directly in the case of the Company and indirectly in the case of the Bank, affect the availability of funds for payment of dividends to the Company's shareholders.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered in the Offering, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         In general, federal banking laws and regulations prohibit an institution the deposits of which are federally insured (and its parent holding company) from indemnifying its officers, directors, employees, agents and other persons affiliated with the institution for costs sustained in an administrative or civil enforcement action commenced by a federal banking agency which results in a final order or settlement pursuant to which the person is, under applicable federal banking laws, assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from, or take, affirmative action.

REGISTRAR AND TRANSFER AGENT

         The registrar and transfer agent for the Common Shares will be American Stock Transfer & Trust Company.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of the Offering, the Company expects to have 1,150,000 of its Common Shares outstanding. The 1,150,000 Common Shares purchased in the Offering (plus any additional shares sold upon exercise by the Underwriters of their over-allotment option) have been registered with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act") and may generally be resold without registration under the Securities Act unless they are acquired by an "affiliate" of the Company, as defined under Rule 144 promulgated under the Securities Act ("Rule 144"). Generally, any executive officer, director or control shareholder of the Company or the Bank will be an affiliate of the Company under Rule 144. Affiliates of the Company may only sell Common Shares pursuant to Rule 144 or another exemption under the Securities Act.

         Generally, Rule 144 provides that an "affiliate" of the Company, as the term "affiliate" is defined in Rule 144, is entitled to sell in "broker's transactions" or in transactions directly with a "market maker," within any three-month period, a number of shares that does not exceed the greater of (i) one percent of the then outstanding Common Shares or (ii) the average weekly trading volume of the Common Shares during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about the Company.

         The Company, the directors and the executive and other significant officers (who are expected to hold an aggregate of approximately 126,500 shares after completion of the Offering) have agreed, or will agree, not to sell, contract to sell or otherwise dispose of any Common Shares held by them for a period of 180 days from the date of this Prospectus without the prior written consent of the Underwriters. Prior to the Offering, there has been no public trading market for the Common Shares, and no predictions can be made as to the effect, if any, that sales of shares or the availability of shares for sale will have on the prevailing market price of the Common Shares after completion of the Offering.


                                  UNDERWRITING

         Under the terms and subject to the conditions set forth in the underwriting agreement by and between the Underwriter and the Company (the "Underwriting Agreement"), the Underwriter has agreed to purchase from the Company, and the Company has agreed to sell to the Underwriter, 1,150,000 Common Shares to be sold in the Offering.

         The Underwriting Agreement provides that the obligation of the Underwriter to pay for and accept delivery of the Common Shares is subject to approval of certain matters by its counsel and to various other conditions precedent. The Underwriter is obligated to purchase and pay for all Common Shares offered hereby (other than those covered by the over-allotment option described below), if any Common Shares are purchased.

         The Underwriter has advised the Company that the Underwriter proposes to offer the Common Shares directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers at such price, less a concession not to exceed $0.39 per share for 500,000 Common Shares and $0.85 for each of the remaining Common Shares sold pursuant to this Offering, including those sold pursuant to the over-allotment option (however, no underwriting discounts or commissions will be assessed with respect to sales of 500,000 Common Shares to certain investors identified by the Company to the Underwriter). The Underwriter may allow, and such selected dealers may reallow, a concession not in excess of $0.42 per share to certain other dealers. After the initial public offering of the Common Shares, the public offering price, concession, and reallowance to dealers may be changed by the Underwriter. The Common Shares are offered subject to receipt and acceptance by the Underwriter and to certain other conditions, including the right to reject orders in whole or in part.


         The Underwriter has advised the Company that it does not intend to confirm sales of the Common Shares offered hereby to any account over which it may exercise discretionary authority.

         The Company has granted to the Underwriter an option, exercisable during the 30-day period beginning on the date of this Prospectus, to purchase up to 172,500 additional Common Shares solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions of 8.5% as set forth on the cover page of this Prospectus.


         The Company has agreed to pay the Underwriter a non-accountable expense allowance of $45,000 upon completion of this Offering (and, to the extent that the over-allotment option is exercised, an additional amount equal to three percent of the gross proceeds of the Common Shares underwritten in connection with such over-allotment exercise). The Underwriting Agreement also provides that the Underwriter has a right of first refusal for a period of 3 years from the effective date of the Registration Statement to serve as the Company's underwriter in connection with any sale of securities by the Company or its affiliates.

         Subject to certain limitations, the Company and the Underwriter have agreed to indemnify each other against certain liabilities, including certain civil liabilities, under the Securities Act, or to contribute to payments that the Company or the Underwriter may be required to make in respect thereof.

         At the Company's request, the Underwriter has agreed to reserve 500,000 Common Shares for sale at the public offering price to directors, employees, and other persons having certain business relationships with the Company and the Bank. Accordingly, the number of shares available for sale to the general public will be reduced by the number of shares so reserved.

         The foregoing is a summary of the principal terms of the Underwriting Agreement and does not purport to be complete. Reference is made to a copy of the Underwriting Agreement which is on file as an exhibit to the Registration Statement.

         In connection with the offering of the Common Shares, the Underwriter and selling group members and their respective affiliates may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions, and penalty bids effected in accordance with Rule 104 of the Commission's Regulation M. Over- allotment transactions are those transactions in which the Underwriter creates a short position for its own account by selling more Common Shares than it is committed to purchase from the Company. In such case, to cover all or part of a short position, the Underwriter may exercise the over-allotment option described above or may purchase Common Shares in the open market following completion of the offering. In stabilizing transactions, the Underwriter may bid for, and purchase, Common Shares at a level above that which might otherwise prevail on the open market for the purpose of preventing or retarding a decline in the market price of the Common Shares. Syndicate covering transactions involve purchases of Common Shares in the open market after a distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriter to reclaim selling concessions from a syndicate member when the Common Shares originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Any of the foregoing transactions may cause the price of the Common Shares to be higher than it would otherwise be in the absence of such transactions. The Underwriter is not required to engage in any of the foregoing transactions, and if commenced, such transactions may be discontinued at any time.

         Each of the Company and the directors, executive officers, and existing shareholders of the Company and the Bank have agreed that, without the prior written consent of the Underwriter, they will not, for a period of 180 days from the date of this Prospectus, subject to certain limited exceptions, directly or indirectly offer, sell, announce an intention to sell, contract to sell, or otherwise dispose of, any Common Shares or any securities convertible into or exercisable or exchangeable for the Common Shares.

         There has been no public trading market for the Common Shares prior to this Offering. Consequently, the initial public offering price for the Common Shares was determined by negotiations between the Company and the Underwriter. This price is not based upon earnings or any history of operations and should not be construed as indicative of the present or anticipated future value of the Common Shares. In determining such price, consideration was given to several factors, including among them the size of the offering, the market conditions for initial public offerings, the desire that the security being offered be attractive to individuals, the Underwriter's experience in dealing with initial public offerings for financial institutions, and other relevant factors. The Underwriter has advised the Company that it presently intends to make a market in the Common Shares after the commencement of trading, but no assurances can be made as to the liquidity of the Common Shares or that an active and liquid trading market will develop or, if developed, that it will be sustained. The Underwriter will have no obligation to continue to make a market in the Common Shares, however, and it may cease market making activities, if commenced, at any time.


         Prior to this Offering, the Company arranged a series of loans from certain individuals (the Organizational Loans, described elsewhere herein) in the aggregate principal amount of $900,000 which have been used to pay organizational and pre-opening expenses of the Company and the Bank. In connection with such loans, the Company paid the Underwriter a fee equal to 10% of the aggregate principal amount of the loans ($90,000) as compensation for referring the individual lenders to the Company. Subsequently, W. Jonathan Wride, President and Chief Executive Officer of the Underwriter, has purchased from such lenders $100,000 in aggregate principal amount of the notes evidencing such loans. On December 31, 1998, Mr. Wride sold the notes at par plus accrued interest to an unaffiliated third party.

                                  LEGAL MATTERS

         Certain legal matters in connection with the Offering will be passed upon for the Company by Smith, Gambrell & Russell, LLP, Atlanta, Georgia, counsel to the Company. Certain legal matters in connection with the Offering will be passed upon for the Underwriter by Carlton, Fields, Ward, Emmanuel, Smith & Cutler, P.A., Tampa, Florida, counsel to the Underwriter.


                                     EXPERTS

         The financial statements of the Company for the period from January 23, 1997 (inception) until September 30, 1998 set forth herein have been so included in reliance on the report of Hill, Barth & King, Inc. independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                              FINANCIAL STATEMENTS
                              --------------------

                             MARINE BANCSHARES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                               SEPTEMBER 30, 1998




                                 C O N T E N T S

                                                                         PAGE
                                                                         ----

Independent Auditors' Report ...........................................  F-2

Balance Sheet ..........................................................  F-3

Statement of Operations ................................................  F-4

Statement of Shareholders Deficit ......................................  F-5

Statement of Cash Flows ................................................  F-6

Notes to Financial Statements .........................................   F-7-10

Board of Directors
Marine Bancshares, Inc.
Naples, Florida

                          INDEPENDENT AUDITORS' REPORT

         We have audited the accompanying balance sheet of Marine Bancshares, Inc. (the Company) as of September 30, 1998, and the related statements of operations, shareholders deficit and cash flows for the period from January 23, 1997 (date of inception) to September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Marine Bancshares, Inc. as of September 30, 1998, and the results of its operations and its cash flows for the period from January 23, 1997 (date of inception) to September 30, 1998 in conformity with generally accepted accounting principles.

         The accompanying financial statements have been prepared assuming the company will continue as a going concern. As discussed in Note H to the financial statements, the company's ability to continue as a going concern is dependent on approval from the Office of the Comptroller of the Currency for a National Banking Charter and a successful public offering of the Company's common stock. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                            HILL, BARTH & KING, INC.
                                            Certified Public Accountants
Naples, Florida
November 3, 1998, except for Note G,
as to which the date is
January 27, 1999

                             MARINE BANCSHARES, INC.
                          (A Development Stage Company)
                                  BALANCE SHEET
                               September 30, 1998

A S S E T S


Cash                                                                    $ 2,799
                                                  TOTAL CASH              2,799
                                                                       --------
Equipment - NOTE B                                                       16,197
Deferred offering costs                                                 120,127
Prepaid expenses                                                         11,942
Other assets                                                             31,700
                                                                       --------
                                                                       $182,765
                                                                       ========
LIABILITIES AND SHAREHOLDERS DEFICIT

Liabilities:
         Loans payable -- NOTE C                                       $740,000
           Advances from organizers -- NOTE D                            40,000
         Accrued interest payable                                        89,677
         Accrued expenses and other liabilities                          89,596
                                                                        -------
                                              TOTAL LIABILITIES         959,273

Shareholders Deficit -- NOTE G
         Preferred stock, par value $.01 per share,
           2,000,000 shares authorized; no shares issued
           and outstanding                                                    0
         Common stock, par value $.01 per share,
           10,000,000 shares authorized; 100 shares issued
           and outstanding                                                    1
         Additional paid-in capital                                          99
         Deficit accumulated during the development stage              (776,608)
                                                                       --------
                                     TOTAL SHAREHOLDERS DEFICIT        (776,508)
                                                                       --------
                                                                       $182,765
                                                                       ========
                 See accompanying notes to financial statements

                             MARINE BANCSHARES, INC.
                          (A Development Stage Company)
                             STATEMENT OF OPERATIONS
     Period from January 23, 1997 (date of inception) to September 30, 1998


INCOME

   Interest income                                               $     13,321




EXPENSES

   Salaries and employee benefits                                     173,900
   Interest expense and loan fees                                     261,812
   Professional fees                                                  177,147
   Other expenses                                                     177,070
                                                                  -----------
                                              TOTAL EXPENSES          789,929
                                                                  -----------


                                                    NET LOSS      $  (776,608)
                                                                  ===========




                 See accompanying notes to financial statements

                             MARINE BANCSHARES, INC.
                          (A Development Stage Company)
                        STATEMENT OF SHAREHOLDERS DEFICIT
     Period from January 23, 1997 (date of inception) to September 30, 1998


                                                                             DEFICIT
                                                                           ACCUMULATED
                                                         ADDITIONAL        DURING THE
                                       COMMON              PAID-IN         DEVELOPMENT
                                       STOCK               CAPITAL            STAGE              TOTAL
                                    ----------           -----------       ------------       ---------
BALANCE
   January 23, 1997                 $        0           $        0        $          0        $      0

Proceeds from issuance
   of common stock                           1                  999                   0           1,000

Payment for the
   retirement of
   common stock                             (1)                (999)                  0          (1,000)

Proceeds from issuance
   of common stock                           1                   99                   0             100

Net loss                                     0                    0            (776,608)       (776,608)
                                    ----------           -----------       ------------       ---------
Balance (deficit)
   September 30, 1998               $        1           $       99        $   (776,608)      $(776,508)
                                    ==========           ===========       ============       =========


                 See accompanying notes to financial statements

                             MARINE BANCSHARES, INC.
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS
     Period from January 23, 1997 (date of inception) to September 30, 1998


CASH FLOWS FROM OPERATING ACTIVITIES
         Net loss                                                                $(776,608)
         Adjustments to reconcile net loss to net cash
           used in operating activities:
                  Depreciation                                                       5,108
                  Increase in prepaid expenses                                     (11,942)
                  Increase in other assets                                        (151,827)
                  Increase in accounts payable                                      89,596
                  Increase in accrued interest payable                              89,677
                                                                                ----------
                           NET CASH USED IN OPERATING ACTIVITIES                  (755,996)
                                                                                ----------


CASH FLOWS FROM INVESTING ACTIVITIES
         Purchase of equipment                                                     (21,305)
                                                                                ----------
                           NET CASH USED IN INVESTING ACTIVITIES                   (21,305)
                                                                                -----------


CASH FLOWS FROM FINANCING ACTIVITIES
         Proceeds from issuance of common stock                                      1,100
         Payments on retirement of common stock                                     (1,000)
         Proceeds from loans                                                       940,000
         Payments on loans                                                        (200,000)
         Proceeds from organizer advances                                           40,000
                                                                                ----------
                  NET CASH PROVIDED BY FINANCING ACTIVITIES                        780,100
                                                                                ----------
                              NET INCREASE IN CASH                                   2,799

CASH
         Beginning of period                                                             0

          End of period                                                         $    2,799
                                                                                ==========


                 See accompanying notes to financial statements

                             MARINE BANCSHARES, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                               September 30, 1998

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization:

         Marine Bancshares, Inc. formerly known as Coastal Bank Corporation (the Company) was incorporated under the laws of the state of Florida on January 23, 1997. The Company's activities to date have been limited to the organization of Marine National Bank (the Bank), as well as preparation for a $11,500,000 common stock offering (the Offering). A substantial portion of the proceeds of the Offering will be used by the Company to provide the initial capitalization of the Bank. The start-up of the Bank is contingent upon receiving the approval of various banking regulatory authorities and also a successful completion of the Offering.

Nature of Business:

         The Bank intends to offer a full range of commercial and consumer banking services primarily within the Naples, Florida area.

Use of Estimates:

         The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Deferred Offering Costs:

         Deferred offering costs consist primarily of legal and accounting fees related to the initial public stock offering and will be offset against the offering proceeds when received.

NOTE B - EQUIPMENT

         Equipment at September 30, 1998 consists of the following:

                  Furniture, fixtures and equipment                    $ 7,155
                  EDP equipment and software                            14,150
                                                                       -------
                                                                        21,305
                  Less accumulated depreciation                          5,108
                                                                       -------
                                                        TOTAL          $16,197
                                                                       =======

         Depreciation is computed on the straight-line method over the estimated useful lives of the depreciable assets. Depreciation expense was $5,108 for the period ended September 30, 1998.

                             MARINE BANCSHARES, INC.
                          (A Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               September 30, 1998


NOTE C - LOANS PAYABLE

         In order to obtain funding for its start-up and organizational expenses, during 1997 the Company issued to twenty-nine individuals a series of promissory notes in an aggregate principal amount of $900,000. The proceeds of certain of these loans were used to repay prior loans in an aggregate principal amount of $200,000. In addition, the Company has obtained restated note agreements from all of the individual lenders. Under such restated note agreements, the remaining balance of $700,00 matures on December 31, 1998. The restated loans currently bear interest at an annual rate of 13% and a loan fee of 8% of the face amount of the loan becomes due upon maturity. The foregoing loans and interest costs will be repaid from the offering proceeds.

         The company has also obtained a $75,000 line of credit payable to a bank, guaranteed by the organizers of the bank. As of September 30, 1998, the company had borrowed $40,000 on the demand note under this agreement. The note bears interest at the prime rate and varies as the prime varies and matures on July 15, 1999.

NOTE D - ADVANCES FROM ORGANIZERS

         The Company arranged a series of advances from certain individual organizers in the aggregate amount of $40,000 to pay organizational and pre-opening expenses for the Bank and the Company. The foregoing advances bear no interest and will be repaid from proceeds of the offering. In the event that the Bank's charter is denied, each organizer will receive back only their pro rata share of monies remaining after all organizing expenses and expenses related to closing down the organizational project are paid.

NOTE E - INCOME TAXES

         Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The tax effect of the differences that gave rise to a deferred tax asset of $271,813 and corresponding valuation allowance of ($271,813) at September 30, 1998 relate primarily to the capitalization of preoperating start-up costs which are amortized over a five year term from the date operations commence for tax purposes.

                             MARINE BANCSHARES, INC.
                          (A Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               September 30, 1998


NOTE F - COMMITMENTS AND CONTINGENCIES

         The Company has committed to lease one and one-half floors of a multi-story building for its main office location and additional space for a drive-in facility. The proposed lease has a term of 10 years with the option for two 5-year renewals; to begin on the earlier of thirty days after the lessor receives a certificate of occupancy for the building or the date the bank opens for business. The base annual lease payment is $159,000 for the first year of the lease, $189,000 for the second year of the lease and increases by the greater of 3% or the Consumer Price Index (Revised) - All Urban Consumers (U.S. City Average) in each succeeding year during the initial term or any renewal period, such increase not to exceed 6% in any one year. The Company has also entered into a short-term lease for office space to conduct its activities during the development stage. The lease has a term of six months ending February 28, 1999 with the option to continue on a month-to-month basis.

NOTE G - STOCK OPTIONS AND WARRANTS

         The Board of Directors of the Company have agreed to enter into a stock option agreement with the President/Chief Executive Officer. Under the terms of the agreement the President/CEO will be granted an option to purchase 25,000 shares of the Company's common stock for $10.00 per share. The option is exercisable in equal portions of 5,000 shares on the date that the bank opens for business (the "Commencement Date") and on the first, second, third and fourth anniversaries of the Commencement Date.

         The Board of Directors of the Company has adopted the Marine Bancshares, Inc. 1998 Stock Option Plan. The plan provides for options to be issued to directors, officers and employees, as well as to certain consultants and advisers. The Company has reserved 200,000 Common Shares for issuance thereunder.

         As of January 27, 1999 the Board of Directors of the Company amended the Stock Purchase Warrant Agreement which they had agreed to in consideration of the Organizers' efforts in organizing the Company and the Bank. The Company intends to issue warrants to purchase .65 shares of Common Stock for each share of Common Stock purchased by each organizer from the Offering. The Warrants will vest in equal increments over a three-year period commencing on the date of grant and on each anniversary date thereafter until fully vested. Warrants may be exercised in whole or in part for $10.00 per share beginning on the date of grant and expiring 10 years after the grant date. The Company has reserved 126,100 Common Shares for issuance thereunder.

                             MARINE BANCSHARES, INC.
                          (A Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               September 30, 1998


NOTE H - GOING CONCERN

         As shown in the accompanying financial statements, the Company incurred a net loss of $776,608 during the development stage, January 23, 1997 (date of inception) to September 30, 1998, and as of that date, the Company's liabilities exceeded its assets by $776,508. The ability of the Company to continue as a going concern is dependent on approval from the Office of the Comptroller of the Currency for a National Banking Charter and a successful public offering of the Company's common stock. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

         NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE BANK OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON SHARES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE COMMON SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                           _________________________

                                TABLE OF CONTENTS
                                                                        PAGE
                                                                        ----
Available Information......................................................2
Prospectus Summary.........................................................3
Risk Factors...............................................................8
Forward-Looking Statements................................................15
Recent Developments.......................................................15
Use of Proceeds...........................................................16
Dividend Policy...........................................................16
Capitalization............................................................18
Business..................................................................19
Management's Discussion and Analysis
   or Plan of Operation...................................................27
Management................................................................29
Certain Relationships and Related Transactions............................35
Security Ownership of Management and
   Certain Beneficial Owners..............................................36
Supervision and Regulation................................................37
Description of Capital Stock..............................................43
Shares Eligible for Future Sale...........................................45
Underwriting..............................................................46
Legal Matters.............................................................48
Experts...................................................................48
Index to Financial Statements............................................F-1

                           _________________________



            UNTIL APRIL __, 1999 (90 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                    1,150,000


                                     [LOGO]



                                  COMMON SHARES


                               ___________________
                               P R O S P E C T U S
                               ___________________



                               ASHTIN KELLY & CO.



                                JANUARY __, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. - INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            Section 607.0850(1) of the Florida Business Corporation Act ("FBCA") permits a Florida corporation to indemnify any person who may be a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

            Section 607.0850(2) of the FBCA permits a Florida corporation to indemnify any person who may be a party to a derivative action if such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgement of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding (including appeals), provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification shall be made for any claim, issue or matter for which such person is found to be liable unless, and only to the extent that, the court. determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

            Section 607.0850(4) of the FBCA provides that any indemnification made under the above provisions, unless pursuant to a court determination, may be made only after a determination that the person to be indemnified has met the standard of conduct described above. This determination is to be made by a majority vote of a quorum consisting of the disinterested directors of the board of directors, by duly selected independent legal counsel, or by a majority vote of the disinterested shareholders. The board of directors also may designate a special committee of disinterested directors to make this determination.

            Section 607.0850(3), however, provides that a Florida corporation must indemnify any director, or officer, employee or agent of a corporation who has been successful in the defense of any proceeding referred to in Section 607.0850(1) or (2), or in the defense of any claim, issue or matter therein, against expenses actually and reasonably incurred by him in connection therewith.

            Expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section
607.0850. Expenses incurred by other employees or agents in such a proceeding may be paid in advance of final disposition thereof upon such terms or conditions that the board of directors deems appropriate.

         The FBCA further provides that the indemnification and advancement of payment provisions contained therein are not exclusive and it specifically empowers a corporation to make any other further indemnification or advancement of expenses under any bylaw, Agreement, vote of shareholders or disinterested actions taken in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c)was or is a director in a circumstance where the liability under Section 607.0834 (relating to unlawful distributions) applies, or (d) engages in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a shareholder.

Article XII of the Company's Articles of Incorporation provides that the Company shall indemnify any person who was or is a party to any threatened, pending or completed action, suit or other type of proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, including any appeal thereof, to the maximum extent permitted by law.


            Article IX, Section 1 of the Company's Bylaws provides that the Company shall indemnify, to the fullest extent authorized by the FBCA, each person who was or is made a party or is threatened to be made a party to, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation , whether the basis of such proceeding is alleged action in an official capacity or in any other capacity while serving as a director, officer, employee or agent, against all expenses, liability, and loss reasonably incurred by such indemnitee in connection therewith (with certain limitations applicable to proceedings initiated by such indemnitee).

            Article IX, Section 2 of the Company's Bylaws provides that the above right to indemnification shall include the right (with certain limitations) to be paid by the Company the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition.

            Article IX, Section 3 of the Company's Bylaws provides that if a claim for indemnification is not paid in full by the Company within sixty (60) days (or, in the case of a claim for an advancement of expenses, twenty (20) days) after a written assertion thereof has been received by the Company, the indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim.

            Article IX, Section 6 of the Company's Bylaws provides that the Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of
Article IX of the Bylaws with respect to the indemnification and advancement of expenses of directors and officers of the Company.

ITEM 25. - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

            The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder.


Securities and Exchange Commission registration fee.................. $   5,228
NASD Filing Fee.......................................................    2,225
Printing and engraving expenses.......................................   40,000*
Accounting fees and expenses..........................................   35,500*
Legal fees and expenses...............................................  120,000*
Blue Sky fees and expenses............................................   35,000*
Transfer Agent........................................................    3,500*
Miscellaneous.........................................................    8,547*
                                                                       ---------
                                                              Total     250,000*
                                                                      =========
_____________


* Estimated.

ITEM 26. - RECENT SALES OF UNREGISTERED SECURITIES.


         Pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, the Company issued to twenty-nine individuals a series of promissory notes for the Organizational Loans in an aggregate principal amount of $900,000. An aggregate of $375,000 principal amount of the Organizational Loans has since been repaid and the remaining balance of $525,000 matures on January 31, 1999. The Organizational Loans are currently evidenced by 17 separate promissory notes ranging in principal amount from $25,000 to $100,000. All of the notes evidencing the Organizational Loans have been restated or amended at various times, and each of the lenders thereunder executed an Amended and Restated Promissory Note with respect to his or her loan as of November 2, 1998 and an Amendment to Amended and Restated Promissory Note dated as of December 31, 1998. The interest rate on the Organizational Loans is 8% per annum from their respective dates of issuance to March 31, 1998, and 13% per annum from March 31, 1998 until the date of payment, and a funding fee equal to 8% of the principal amount is due each lender at maturity. All of the notes may be prepaid without penalty. The principal, accrued interest, and fees due on the Organizational Loans will be paid from the proceeds of the Offering. The Underwriter has been paid a fee of 10% of the aggregate principal of all loans made at any time (including loans, the proceeds of which were used to repay prior loans), for a total fee of $90,000, for referring the lenders to the Company.


         The following describes each security issued in connection with the Organizational Loans:


         To the Dean A. Arnold Trust: A Promissory Note dated July 23, 1997 in the principal amount of $25,000.00; a Restated Promissory Note dated October 15, 1997; an Amendment to Promissory Note dated April 1, 1998; an Amended and Restated Promissory Note dated as of November 2, 1998; and an Amendment to Amended and Restated Promissory Note dated as of December 31, 1998;

         To the Donald L. Arnold Trust: A Promissory Note dated July 23, 1997 in the principal amount of $25,000.00; a Restated Promissory Note dated October 15, 1997; an Amendment to Promissory Note dated April 1, 1998; an Amended and Restated Promissory Note dated as of November 2, 1998; and an Amendment to Amended and Restated Promissory Note dated as of December 31, 1998;

         To the John L. Arnold Trust: A Promissory Note dated July 25, 1997 in the principal amount of $25,000.00; a Restated Promissory Note dated October 15, 1997; an Amendment to Promissory Note dated April 1, 1998; an Amended and Restated Promissory Note dated as of November 2, 1998; and an Amendment to Amended and Restated Promissory Note dated as of December 31, 1998;

         To Robert M. Beckman: A Promissory Note dated August 15, 1997 in the principal amount of $25,000.00; a Restated Promissory Note dated October 15, 1997; an Amendment to Promissory Note dated April 1, 1998; an Amended and Restated Promissory Note dated as of November 2, 1998; and an Amendment to Amended and Restated Promissory Note dated as of December 31, 1998;

         To A. Michael Belanger: A Promissory Note dated March 25, 1997 in the principal amount of $25,000.00; a Restated Promissory Note dated October 15, 1997; an Amendment to Promissory Note dated April 1, 1998; an Amended and Restated Promissory Note dated as of November 2, 1998; and an Amendment to Amended and Restated Promissory Note dated as of December 31, 1998, which was paid in full as of December 31, 1998;

         To Sharon C. Bennett: A Promissory Note dated April 28, 1997 in the principal amount of $25,000.00; a Restated Promissory Note dated October 15, 1997; an Amendment to Promissory Note dated April 2, 1998; and an Amended and Restated Promissory Note dated as of November 2, 1998, which was paid in full as of December 31, 1998;

         To Gilbert F. Campbell and Sally Campbell: A Promissory Note dated May 19, 1997 in the principal amount of $25,000.00; a Restated Promissory Note dated October 15, 1997; an undated Amendment to Promissory Note; an Amended and Restated Promissory Note dated as of November 2, 1998; and an Amendment to Amended and Restated Promissory Note dated as of December 31, 1998;

         To James E. Doane: A Promissory Note dated February 25, 1997 in the principal amount of $25,000.00; a Restated Promissory Note dated October 15, 1997; an Amendment to Promissory Note dated April 8, 1998; an Amended and Restated Promissory Note dated as of November 2, 1998; and an Amendment to Amended and Restated Promissory Note dated as of December 31, 1998;

         To James E. Doane, Jr.: A Promissory Note dated February 25, 1997 in the principal amount of $25,000.00; a Restated Promissory Note dated October 15, 1997; an Amendment to Promissory Note dated April 3, 1998; an Amendment to Promissory Note dated April 16, 1998; an Amended and Restated Promissory Note dated as of November 2, 1998; and an Amendment to Amended and Restated Promissory Note dated as of December 31, 1998;

         To Jeannette L. Epstein, TTEE: A Promissory Note dated March 25, 1997 in the principal amount of $25,000.00; a Restated Promissory Note dated October 15, 1997; an Amendment to Promissory Note dated April 1, 1998; and an Amended and Restated Promissory Note dated as of November 2, 1998, which was paid in full as of December 31, 1998;

         To Dr. Jack Freedman: A Promissory Note dated July 22, 1997 in the principal amount of $25,000.00; and a Restated Promissory Note dated October 15, 1997, which was paid in full as of March 31, 1998;

         To Laurie G. and Janet L. Henley: A Promissory Note dated May 12, 1997 in the principal amount of $25,000.00; a Restated Promissory Note dated October 15, 1997; an Amendment to Promissory Note dated April 1, 1998; an Amended and Restated Promissory Note dated as of November 2, 1998; and an Amendment to Amended and Restated Promissory Note dated as of December 31, 1998;

         To Sidney T. Jackson: A Promissory Note dated May 30, 1997 in the principal amount of $25,000.00; a Restated Promissory Note dated October 15, 1997; an undated Amendment to Promissory Note; an Amended and Restated Promissory Note dated as of November 2, 1998; and an Amendment to Amended and Restated Promissory Note dated as of December 31, 1998;

         To Jimmie Lou Jacobs: A Promissory Note dated February 25, 1997 in the principal amount of $25,000.00; a Restated Promissory Note dated October 15, 1997; an undated Amendment to Promissory Note; and an Amended and Restated Promissory Note dated as of November 2, 1998, which was paid in full as of December 31, 1998;

         To Karl F. Jentgen: A Promissory Note dated February 25, 1997 in the principal amount of $25,000.00; a Restated Promissory Note dated October 15, 1997; an Amendment to Promissory Note dated April 1, 1998; an Amended and Restated Promissory Note dated as of November 2, 1998; and an Amendment to Amended and Restated Promissory Note dated as of December 31, 1998;

         To Karen F. Juette: A Promissory Note dated July 28, 1997 in the principal amount of $50,000.00; a Restated Promissory Note dated October 15, 1997; an Amended and Restated Promissory Note dated as of November 2, 1998; and an Amendment to Amended and Restated Promissory Note dated as of December 31, 1998;


         To J.T.H. Associates: A Promissory Note dated October 29, 1997 in the principal amount of $100,000.00, which was assigned by J.T.H. Associates to W. Jonathan Wride by an instrument dated as of June 18, 1998; an Amendment to Promissory Note dated June 19, 1998; an Amended and Restated Promissory Note dated as of November 2, 1998; and an Amendment to Amended and Restated Promissory Note dated as of December 31, 1998;

         To Audrey J. Karcagi: A Promissory Note dated August 15, 1997 in the principal amount of $25,000.00; a Restated Promissory Note dated October 15, 1997; an Amendment to Promissory Note dated April 1, 1998; an Amended and Restated Promissory Note dated as of November 2, 1998; and an Amendment to Amended and Restated Promissory Note dated as of December 31, 1998;

         To Albert H. LeShane and Dorothy M. LeShane: A Promissory Note dated April 19, 1997 in the principal amount of $25,000.00; a Restated Promissory Note dated October 15, 1997; an Amendment to Promissory Note dated March 31, 1998; and an Amended and Restated Promissory Note dated as of November 2, 1998, which was paid in full as of December 31, 1998;

         To J. Kent Manley, Jr.: A Promissory Note dated March 21, 1997 in the principal amount of $25,000.00 and paid in full per signature without date;

         To Dolores D. Myers: A Promissory Note dated May 19, 1997 in the principal amount of $25,000.00; a Restated Promissory Note dated October 15, 1997; an Amendment to Promissory Note dated April 1, 1998; and an Amended and Restated Promissory Note dated as of November 2, 1998, which was paid in full as of December 31, 1998;

         To the Albert T. Robinson IRA: A Promissory Note dated March 27, 1997 in the principal amount of $100,000.00 and paid in full per signature without date;

         To Joyce L. Ross: A Promissory Note dated October 29, 1997 in the principal amount of $25,000.00; an Amendment to Promissory Note dated March 31, 1998; and an Amended and Restated Promissory Note dated as of November 2, 1998, which was paid in full as of December 31, 1998;


         To William Robert Ross: A Promissory Note dated May 2, 1997 in the principal amount of $25,000.00 and paid in full on October 29, 1997;


         To Mary L. Sheffer and Harlan Sheffer: A Promissory Note dated April 19, 1997 in the principal amount of $25,000.00; a Restated Promissory Note dated October 15, 1997; an Amendment to Promissory Note dated March 31, 1998; an Amended and Restated Promissory Note dated as of November 2, 1998; and an Amendment to Amended and Restated Promissory Note dated as of December 31, 1998;

         To Adam Smith: A Promissory Note dated October 28, 1997 in the principal amount of $25,000.00; an Amendment to Promissory Note dated April 20, 1998; an Amended and Restated Promissory Note dated as of November 2, 1998; and an Amendment to Amended and Restated Promissory Note dated as of December 31, 1998;

         To Robert E. Stauffer, Jr.: A Promissory Note dated April 19, 1997 in the principal amount of $25,000.00; a Restated Promissory Note dated October 15, 1997; an Amendment to Promissory Note dated April 1, 1998; an Amended and Restated Promissory Note dated as of November 2, 1998; and an Amendment to Amended and Restated Promissory Note dated as of December 31, 1998;

         To John E. Stockton: A Promissory Note dated March 25, 1997 in the principal amount of $25,000.00; a Restated Promissory Note dated October 15, 1997; an Amendment to Promissory Note dated June 8, 1998; and an Amended and Restated Promissory Note dated as of November 2, 1998, which was paid in full as of December 31, 1998;


         To William D. Thompson: A Promissory Note dated May 9, 1997 in the principal amount of $25,000.00; and a Restated Promissory Note dated October 15, 1997, paid in full by check dated April 2, 1998.


         The Company has not previously issued any other securities, except that the Company has issued 100 Common Shares at $1.00 per share solely for the purpose of organizing the Company and electing its directors. Mr. Richard E. Horne, President and Chief Executive Officer of the Company, currently holds these shares, which will be repurchased at their $1.00 cost and canceled by the Company concurrently with the closing of the Offering.

ITEM 27. - EXHIBITS.


         The following exhibits are filed herewith (except as otherwise indicated):


EXHIBIT           DESCRIPTION
-------           -----------
 1.1              Form of Underwriting Agreement between the Company and Ashtin
                  Kelly & Co.*


 3.1              Second Amended and Restated Articles of Incorporation of the
                  Company*

 3.2              Amended and Restated Bylaws*

 4.1 See Exhibits 3.1 and 3.2 for provisions of the Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company defining rights of holders of the Company's Common Shares*


 4.2              Form of Common Share Certificate of the Company*

 5.1              Opinion of Smith, Gambrell & Russell, LLP*

10.1 Lease, dated July 9, 1998, between the Company and Wridell Development Corporation, Inc.; Assignment of Leases, dated July 14, 1998, from Wridell Development Corporation, Inc. to Gulf Coast Commercial Corporation*


10.2 Form of Employment Agreement to be executed by the Company, the Bank, and Richard E. Horne*


10.3 Revised Form of Stock Option Agreement to be executed by the Company and Richard E. Horne



10.4              Revised Marine Bancshares, Inc. 1998 Stock Option Plan

10.5              Revised Form of Marine Bancshares, Inc. Stock Purchase Warrant


21                Subsidiaries of the Company*


23.1 Consent of Smith, Gambrell & Russell, LLP (contained in its opinion at Exhibit 5.1)*


23.2              Consent of Hill, Barth & King, Inc.

24 Power of Attorney (included in the signature page of the Amendment No. 1 to the Registration Statement)*

27                Financial Data Schedule (for SEC use only)*
-----------------
* Previously filed.

ITEM 28. - UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned small business issuer will provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES



         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has authorized this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Naples, State of Florida, on January 27, 1999.


                                      MARINE BANCSHARES, INC.

                                      By: /s/ RICHARD E. HORNE
                                          -------------------------------------
                                          Richard E. Horne
                                          President and Chief Executive Officer



         In accordance with the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates stated.


SIGNATURE                                         TITLE                             DATE
---------                                         -----                             ----
/s/ RICHARD E. HORNE              Director, President and                    January 27, 1999
-------------------------------   Chief Executive Officer
Richard E. Horne                  (Principal Executive Officer,
                                  Principal Financial Officer and
                                  Principal Accounting Officer))

/s/ WILLIAM J. RYAN*              Director                                   January 27, 1999
-------------------------------
William J. Ryan

/s/ PIERCE T. NEESE*              Director                                   January 27, 1999
-------------------------------
Pierce T. Neese

/s/ EARL G. HODGES*               Director                                   January 27, 1999
-------------------------------
Earl G. Hodges

/s/ WILLIAM L. MCDANIEL, JR.*     Director                                   January 27, 1999
-------------------------------
William L. McDaniel, Jr.

/s/ DONALD W. KETTERHAGEN*        Director                                   January 27, 1999
-------------------------------
Donald W. Ketterhagen


* BY: /s/ RICHARD E. HORNE
      -------------------------
         Richard E. Horne,
         Attorney-in-Fact



                                  EXHIBIT INDEX



EXHIBIT           DESCRIPTION
-------           -----------
 1.1              Form of Underwriting Agreement between the Company and Ashtin
                  Kelly & Co.*


 3.1              Second Amended and Restated Articles of Incorporation of the
                  Company*

 3.2              Amended and Restated Bylaws*

 4.1 See Exhibits 3.1 and 3.2 for provisions of the Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company defining rights of holders of the Company's Common Shares*


 4.2              Form of Common Share Certificate of the Company*

 5.1              Opinion of Smith, Gambrell & Russell, LLP*

10.1 Lease, dated July 9, 1998, between the Company and Wridell Development Corporation, Inc.; Assignment of Leases, dated July 14, 1998, from Wridell Development Corporation, Inc. to Gulf Coast Commercial Corporation*


10.2 Form of Employment Agreement to be executed by the Company, the Bank, and Richard E. Horne*


10.3 Revised Form of Stock Option Agreement to be executed by the Company and Richard E. Horne



10.4              Revised Marine Bancshares, Inc. 1998 Stock Option Plan

10.5              Revised Form of Marine Bancshares, Inc. Stock Purchase Warrant


21                Subsidiaries of the Company*


23.1 Consent of Smith, Gambrell & Russell, LLP (contained in its opinion at Exhibit 5.1)*


23.2              Consent of Hill, Barth & King, Inc.

24 Power of Attorney (included in the signature page of the Amendment No. 1 to the Registration Statement)*

27                Financial Data Schedule (for SEC use only)*
-----------------
* Previously filed.